Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

KGH Corporation,

Victoria Place Apartments, Ltd.

and

Osprey Capital, Inc.

(“Sellers”),

P.A.C. Land Development Corporation

(“PAC”),

and

Bresler & Reiner, Inc (“Buyer”)

May 6, 2003

(i)

6.5	Financial Statements	21
6.6	Absence of Certain Changes	21
6.7	No Liabilities or Obligations	22
6.8	Compliance with Laws; No Defaults	23
6.9	Rental and Income Standards	23
6.10	Litigation	23
6.11	Contracts and Bank Accounts	23
6.12	Other Contracts	24
6.13	No Employees	24
6.14	Permits and Access	24
6.15	Environmental	24
6.16	Insurance Coverage	26
6.17	Condemnation; Improvements; Special Assessments	26
6.18	Tenants	26
6.19	Defects	27
6.20	Soil Conditions	27
6.21	No Contributions or Dedications	27
6.22	Property Regulations	28
6.23	Certificates of Occupancy	28
6.24	InterCompany Arrangements	28
6.25	Tax Matters	28
6.26	Employee Benefit Plans	29
6.27	Securities Laws	29
6.28	Americans With Disabilities Act Compliance	29
6.29	Solvency	29
6.30	Licenses; Regulatory Approvals; Utilities	29
6.31	Intellectual Property	30
6.32	Brokerage	30
6.33	Other Information	30
6.34	Continuing Representations	30

Article 6A
Separate Representations and Warranties of PAC		31
6A.1	PAC Capacity and Authority	31
6A.2	Execution and Delivery; Binding Effect	31
6A.3	Organization	32
6A.4	Financial Statements	32
6A.5	Shareholders; Incumbency	32

Article 6B
As Is, Where Is Transaction, Release		32
6B.1	As Is, Where Is	32
6B.2	Release	32

Article 7
Indemnity		32
7.1	Indemnification	32
7.2	Limitations on KGH and PAC Indemnity	33

(ii)

7.3	Limitation on Seller Indemnity	33
7.4	Notice	34
7.5	Indemnification Procedure	34
7.6	Buyer Indemnity	36

Article 8
KGH's and Sellers' Covenants		36
8.1	Affirmative Covenants of KGH	36
8.2	Affirmative Covenants of Sellers	38
8.3	Right of First Offer	39
8.4	Negative Covenants	39

Article 9
Buyer's Representations and Warranties,		40
9.1	Buyer Capacity and Authority Relative to Agreement	40
9.2	Execution and Delivery; Binding Effect	40
9.3	Organization	40

Article 10
Conditions Precedent		41
10.1	Buyer's Closing Conditions	41
10.2	Commercially Reasonable Efforts	42
10.3	Buyer's Termination Option	42

Article 11
Closing		42
11.1	Closing and Closing Date	42

Article 12
Closing Obligations of Parties		43
12.1	Sellers' and PAC's Closing Obligations	43
12.2	Buyer's Closing Obligations	44
12.3	Further Assurances, Assistance and Cooperation	44

Article 13
Closing Adjustments and Payments		45
13.1	Post-Closing Adjustments and Payments	45
13.2	Holdbacks	46
13.3	Income and Expense Items	46
13.4	Buyer Credits	47
13.5	Costs	47

Article 14
Casualty and Condemnation		47
14.1	Risk of Loss	47
14.2	Condemnation	48
14.3	Binding Effect	48

Article 15
Brokerage		48
15.1	Broker	48

(iii)

Article 16
Defaults		48
16.1	Sellers' Default	48
16.2	Buyer's Default	49
16.3	EXCLUSIVE REMEDY FOR BUYER'S DEFAULT IN FAILING TO CLOSE	49

Article 17
Miscellaneous		49
17.1	Survival	49
17.2	Business Days and Time Periods	49
17.3	Notices	49
17.4	Escrow Provisions	51
17.5	Entire Agreement	51
17.6	Governing Law	51
17.7	Successors and Assigns	51
17.8	Waiver	51
17.9	Counterparts	52
17.10	Attorneys' Fees, Costs	52
17.11	Headings; Word Meaning	52
17.12	Time of the Essence	52
17.13	Construction of Agreement	52
17.14	Severability	52
17.15	No Implied Agreement	53
17.16	Radon Gas Disclosure	53
17.17	Exchange	53
17.18	Facsimile	53
17.19	Restatement of Operating Agreement and Articles of Organization	53

(iv)

List of Disclosure Schedules

B.(1)(a)	Land
B.(1)(b)	Improvements
B.(3)	FF&E
B.(5)	Contracts
B.(6)	Permits
B.(7)	Trademarks
3.6	KGH Shareholders
4.1(d)	Osprey Encumbrances
5.1(d)	Victoria Encumbrances
5.6	Partners
6.4(e)	Company Encumbrances
6.7	Company Liabilities
6.9	Rental and Income Standards of Company
6.10	Litigation, Arbitration, and Administrative Proceedings
6.11	Bank Accounts
6.16	Insurance Policies and Fidelity Bonds
6.18(a)	Contract Rent Roll
6.18(b)	Leases
6.18(e)	Commissions
6.21	Contributions
6.24	Intercompany Arrangements
6.25	Tax Matters
6.30	Licenses
6.31 (a)	Intellectual Property
6.31(b)	Intellectual Property Liabilities
6.31(c)	Confidentiality Agreements
6.32	Brokerage Agreements
6A.1(d)	PAC encumbrances
6A.5	PAC Shareholders; Incumbency
8.3	Current Projects
13.1(b)	Bonds and Deposits

List of Exhibits

A	Disclosure Index
B	Due Diligence Index
C	Form of Assignment of Membership Interest (KGH)
D	Form of Assignment of Membership Interest (Osprey)
E	Form of Assignment of Membership Interest (Victoria)
F	Company Balance Sheet
G	Company Budget
H	Form of Leases
I	Escrow Agreements

(v)

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (“Agreement”) as further defined in Section 1.3) is entered into this 10th day of July, 2003 by and among KGH Corporation, a Florida corporation (“KGH”), Victoria Place Apartments, Ltd., a Florida limited partnership (“Victoria”), Osprey Capital Inc., a Delaware corporation (“Osprey”) (KGH, Victoria, and Osprey are sometimes referenced separately as a “Seller” and collectively as “Sellers”), P.A.C. Land Development Corporation, a Florida corporation (“PAC”), and Bresler & Reiner, Inc., a Delaware corporation (“Buyer”).

Recitals:

A. Sellers constitute all of the members of Victoria Place Apartments, LLC, a Florida limited liability company (“Company”). KGH owns a one percent (1%) membership interest in Company (“KGH Membership, Interest”), Osprey owns a fifty percent (50%) membership interest in Company (“Osprey Membership Interest”), and Victoria owns a forty nine percent (49%) membership interest in Company (“Victoria Membership Interest”). KGH is the sole manager of Company. The KGH Membership Interest, the Osprey Membership Interest, and the Victoria Membership Interest collectively are the “Membership Interests” and constitute all of the membership interests in Company. PAC is an Affiliate of the KGH and Victoria. PAC will benefit from the transaction described herein. The representations, warranties and obligations of PAC in this Agreement have materially induced Buyer to enter into this Agreement, and without such representations and warranties, Buyer would not have entered into this Agreement.

B. Company is the owner of certain assets related to its development, ownership, operation, leasing, and marketing of a three hundred and sixty-four (364) unit luxury apartment unit property known as Victoria Place Apartments, which includes the following property (“Property”):

(1) Land. Title in fee simple of that certain land located in Orange County, Florida described on Disclosure Schedule B.(l)(a) (“Land”), together with all buildings, structures, and other facilities located on the Land, including one-bedroom, two-bedroom and three-bedroom apartment units in the number and having the characteristics shown on Disclosure Schedule B.(l)(b), and a clubhouse, other facilities, and parking as more completely described on Disclosure Schedule B.(1) (collectively, “Improvements”).

(2) Easements. All of Company’s right, title, and interest in and to all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, and appurtenances whatsoever, in any way belonging, relating, or appertaining to the Land including all necessary easements for utility and storm water drainage purposes and such other easements as may be necessary for the Operation of the Property (collectively, “Easements”). The Land, the Improvements, and the Easements collectively are the “Real Property.”

(3) Furniture, Fixtures, and Equipment. All of Company’s right, title, and interest in and to furniture, furnishings, fittings, equipment, machinery, appliances, office equipment,

printers, software, rent roll databases, supplies, computers, computer programs, hardware, vehicles, laundry equipment, recreational equipment, pool equipment, fitness center equipment, maintenance, cleaning, and repair equipment, supplies, parts, tools, garage door openers for garages located on the Land, and other articles of personal property now owned by Company and located in or, on, or attached to, or used or intended to be used in connection with the operation of the Property (collectively, “FF&E”), being the FF&E listed and described on Disclosure Schedule B.(3). The information to be included on Disclosure Schedule B.(3) lists the FF&E by item description, make, model, serial number (if applicable), location, and whether the FF&E is leased or owned.

(4) Leases. Except as otherwise provided in this Agreement, all of Company’s right, title, and interest in those leases, subleases, other occupancy agreements, security deposit agreements, and all amendments thereto, whether oral or written, together with prepaid rents and security or other deposits related thereto (if applicable), whether or not of record, which provide for the use or occupancy of space or facilities relating to all or a portion of the Property (including apartment units, garages, and commercial space) that are listed on the Contract Rent Roll (defined in Section 1.3) (collectively, “Leases”).

(5) Contracts. Except as otherwise provided in this Agreement and excluding this Agreement and, as applicable, the Ancillary Agreements (defined in section 1.3), those contracts, agreements, contract rights (including warranties and guaranties), license agreements, and all amendments thereto, to which Company is a party or which are used in connection with the operation of the Property, and any and all other agreements to which Company is a party, or which affects all or a portion of the Property or Company, including all written contracts and agreements relating to the reservation, availability or provision of water, sewer, storm water drainage, electricity, natural gas, telephone, cable television, satellite television, or other utility capacity or services affecting or benefiting all or a portion of the Property, and all other written contracts, leases, injunctions, orders, decrees, rulings, directives, agreement, or understandings (and written summaries of all oral understandings or agreements) burdening or benefiting all or a portion of the Property (including Easements), granting rights with respect to the ownership or use of all or a portion of the Property, all insurance policies insuring Company, all or any portion of the Property since the formation of Company, and other agreements, all of which agreements are listed on Disclosure Schedule B.(5), but excluding the Leases (collectively, “Contracts”).

(6) Permits. All of Company’s right, title, and interest in all licenses, permits, consents, authorizations, approvals, development rights, certificates of occupancy, development agreements, governmental notices, and other certificates of any Governmental Authority (defined in Section 1.3) used in the operation of all or a portion of the Property, required to be issued by the appropriate Governmental Authority for the development of the Property, the Use, or the construction, occupancy, and use of the Improvements, or otherwise concerning all or a portion of the Property, Company, or any Seller, all of which are listed on Disclosure Schedule B.(6) attached to this Agreement (collectively, “Permits”).

(7) Trademarks. All of Company’s right, title, and interest, if any, in all trademarks, tradenames, names, service marks, symbols, and franchises used in the operation of the Property, which Company has the right to use and which are transferable, all of which are listed on Disclosure Schedule B. (7) (collectively, “Trademarks”).

(8) Plan, Reports, and Studies. All of Company’s right, title, and interest in all blueprints, plans and specifications, architectural drawings or renderings, surveys, engineering reports and studies, inspection results, architect’s certificates, environmental reports and studies, architectural studies, soil borings, wetlands and endangered species reports, title insurance policies, title instruments, surveys, plats, drainage, infrastructure, engineering, and other plans, appraisals, and other data concerning all or a portion of the Property (collectively, “Plans Reports, and Studies”).

(9) Interests. Except as otherwise provided in this Agreement, all of Company’s right, title, and interest in and to all other tangible or intangible personal property relating to Property, including: (a) all tenant security deposits, other deposits, prepaid rents, documents, contract rights, commitments (excluding Company’s loan commitments or loan documents pursuant to which Company is a borrower, obligor, or guarantor, if any), construction contracts, guarantees, architectural agreements; (b) phone and fax numbers, all customer lists and all information related to marketing operations, instruments, notes, and chattel paper; (c) all records and files relating to or used in the operation of the Property; (d) all proceeds arising from or by virtue of any taking or condemnation of all or any part of the Property; and (e) all proceeds of each policy of insurance relating to all or any part of the Property (collectively, “Interests”).

C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of their interests in and to Company, in accordance with this Agreement.

In consideration of the mutual covenants, promises, and undertakings of the parties in this Agreement, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

Article 1

Recitals; Sale; Price; Definitions.

1.1 Recitals. KGH, on behalf of Company, and PAC jointly and severally represent and warrant that the above recitals are true and correct. The above recitals are incorporated in this Agreement by reference.

1.2 Purchase Price and Deposit. On the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer, and convey to Buyer and Buyer, in reliance on the representations, warranties, covenants, and agreements of Sellers in this Agreement, agrees to purchase from Sellers all of the Membership Interests, for the price and on the terms stated in this Agreement.

(a) The purchase price (“Purchase Price”) for all of the Membership Interests is thirty-nine million, five hundred thousand and no/l00 dollars ($39,500,000.00), to be paid as follows:

(1) A deposit of two hundred and fifty thousand and no/100 dollars ($250.000.00) on or before the second business day after the Effective Date (“Initial Deposit”), to be deposited in escrow with the Escrow Agent pursuant to Section 17.4 and any additional instructions signed by Sellers, Buyer, and Escrow Agent, and to be applied as directed pursuant to Section 1.1(c);

(2) A deposit of two hundred and fifty thousand and no/100 dollars ($250,000.00) within two (2) business days after the expiration of the Inspection Period (defined in Section 1.3) (“Additional Deposit”), if Buyer has not previously elected to terminate this Agreement, to be deposited in escrow with the Escrow Agent pursuant to Section 17.4 and any additional instructions signed by Sellers, Buyer, and Escrow Agent and to be applied as directed by Buyer pursuant to Section 1.1(c). The Initial Deposit, the Additional Deposit (if and when delivered by Buyer) and the Extension Deposit (if and when delivered by Buyer), collectively are the “Deposit;” and,

(3) An amount equal to three hundred thousand dollars ($300,000.00) (the “Tax Escrow”) shall be paid by Sellers from the Purchase Price into escrow with the Escrow Agent pursuant to Section 13.2(a).

(4) An amount equal to one million, five hundred thousand dollars ($1,500,000.00) (the “Indemnification Escrow”) shall be paid by Sellers from the Purchase Price into escrow with the Escrow Agent pursuant to Section 13.2(b).

(5) The Purchase Price (less the Deposit), in cash or by wire transfer in Federal funds at Closing to the account of Escrow Agent, subject to closing adjustments and prorations as set forth in this Agreement.

(b) The Deposit shall be non-refundable except on the occurrence of one or more of the following events: (i) prior to expiration of the Inspection Period, Buyer determines in its sole discretion that the Property (or the Membership Interests) is or are unsatisfactory and terminates this Agreement as provided in Section 2.2(d); (ii) Buyer terminates this Agreement following Sellers’ failure to correct a Title Objection as provided in Section 2.3; (iii) Buyer terminates this Agreement due to Buyer’s inability to obtain financing as provided in Section 10.3; (iv) as otherwise set forth in this Agreement; (v) Sellers, or any one of them, default or fail to perform any of their respective obligations under this Agreement which have not been waived by Buyer and which have not been cured within any applicable cure period.

(c) At Closing, Company will satisfy and discharge all Liens (defined in Section 1.3) on all or a portion of all of the following: (i) the Membership Interests, and (ii) the Property.

(d) At Closing, Buyer may elect in writing to apply the Deposit to the Purchase Price or to have that amount released to Buyer on tender of the full Purchase Price.

1.3 Definitions. Unless the context otherwise indicates, the terms set forth below are defined as follows:

“ADA” has the meaning set forth in Section 6.31.

“Additional Deposit” has the meaning set forth in Section 1.2.

“Affiliate” means with respect to any Person, any Person related by blood or marriage to or directly or indirectly controlling, controlled by, or under common control with such other Person.

“Agreement” means this Membership Interest Purchase Agreement and all schedules and exhibits attached to this Agreement, as the same may be amended and modified as set forth in this Agreement.

“Ancillary Agreements” means any and all agreements, assignments, certificates or other contracts, other than this Agreement, entered into or provided to another party pursuant to this Agreement, between Buyer and one (1) or more Seller, or certificates by one (1) or more party to this Agreement affecting one (1) or more of the other parties, including documents delivered at Closing.

“Base Tax Amount” has the meaning set forth in Section 13.2.

“Buyer” has the meaning set forth in the Preamble.

“Closing” means the transaction contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 11.1.

“Closing Balance Sheets” means the balance sheets of Company dated as of the close of business on the last day of the month immediately preceding the Closing, prepared in accordance with GAAP consistently applied (except as otherwise indicated in such statements and except that such statements do not contain footnote disclosures required by GAAP and do not reflect normal year-end adjustments).

“Closing Rent Roll” has the meaning set forth in 12.1(c).

“Code” has the meaning set forth in Section 12.1(g).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 6.6.

“Company Balance Sheet Date” has the meaning set forth in Section 6.6.

“Company Business” shall mean the development, ownership and operation of the Real Property.

“Consolidated Membership Interest” has the meaning set forth in Section 17.18.

“Contract Rent Roll” has the meaning set forth in Section 6.20.

“Contracts” has the meaning set forth in Recital B.

“Deposit” has the meaning set forth in Section 1.2.

“Disclosure Documents” means those documents described or otherwise referenced on any Disclosure Schedule.

“Disclosure Index” means that index, to be attached hereto as Exhibit A not less than ten (10) days prior to Closing, listing all of the Disclosure Documents.

“Disclosure Schedule” shall mean those schedules attached hereto as Disclosure Schedules.

“Due Diligence Documents” shall mean all documents responsive to the Due Diligence Request and listed on the Due Diligence Index.

“Due Diligence Index” shall mean that index, to be attached hereto as Exhibit B not less than ten (10) days prior to Closing, of all documents responsive to the Due Diligence Request.

“Due Diligence Request” shall mean such due diligence request delivered to Sellers’ counsel on March 21, 2003, and all supplemental requests thereto.

“Easements” has the meaning set forth in Recital B.

“Effective Date” means the date on which all parties shall have signed this Agreement. The latest of the parties to sign shall confirm that date by notice to all other parties.

“Environmental Laws” has the meaning set forth in Section 6.17.

“Escrow Agent” means Holland & Knight, LLP.

“Escrow Amount” shall mean the amount of the Tax Escrow plus the amount of the Indemnification Escrow.

“Extension Deposit” shall have the meaning set forth in Section 11.1.

“FF&E” has the meaning set forth in Recital B.

“GAAP” means generally accepted accounting principles as in effect in the United States on the Effective Date and consistently applied and maintained throughout the period indicated.

“Governmental Authorities” means the municipal, county, state, and federal governments, agencies, authorities, courts, and officers having, jurisdiction over all or a portion of the Property.

“Hazardous Substance” means any toxic, regulated, caustic, or otherwise hazardous substance, including petroleum, its derivatives, by-products, or other hydrocarbons, whether or not regulated under Environmental Laws.

“Improvements” has the meaning set forth in Recital B.

“Indemnification Escrow” has the meaning set forth in Section 1.2(a)(4).

“Indemnified Parties” has the meaning set forth in Section 2.2.

“Initial Deposit” has the meaning set forth in Section 1.2.

“Inspection Period” has the meaning set forth in Section 2.2(d).

“Interests” has the meaning set forth in Recital B.

“KGH” has the meaning set forth in the Preamble.

“KGH Membership Interest” has the meaning set forth in Recital A.

“Land” has the meaning set forth in Recital B.

“Leases” has the meaning set forth in Recital B.

“Lender” shall mean the financial institution providing mortgage financing to Buyer in connection with the purchase of the Membership Interests or the Property.

“Liens” means all mortgages, liens, pledges, claims, security interests, conditional sales contracts, or encumbrances of any nature, including all interest accrued on those debts and any prepayment or other penalties or other charges of the holders of the Liens, other than taxes and assessments not then due and payable.

“Management and Leasing Contract” has the meaning set forth in Section 12.1(i).

“Material Adverse Chance” means a material adverse change, or series of related changes, in the business, assets, condition (financial or otherwise), results of operations or prospects of Company which has resulted or could reasonably be expected to result in any obligation or liability to, or diminution in the value of, Company in an amount of at least $100,000 other than those which are the result of: (a) the transactions contemplated by this Agreement, or (b) general economic, financial, industry or market conditions affecting the apartment rental industry in general (and not solely the Company in particular). The cancellation or termination of any Lease, in the ordinary course of business, shall not constitute a Material Adverse Change.

“Membership Interests” has the meaning set forth in Recital A.

“Operation of the Property” means operation of the Property as a luxury apartment complex.

“Osprey” has the meaning set forth in the Preamble.

“Osprey Membership Interest” has the meaning set forth in Recital A.

“PAC” means PAC Land Development Corporation, a Florida Corporation.

“Permits” has the meaning set forth in Recital B.

“Permitted Encumbrances” has the meaning set forth in Section 2.3(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plans, Retorts, and Studies” has the meaning set forth in Recital B.

“Property” has the meaning set forth in Recital B.

“Property Manager” has the meaning set forth in Section 12.1(i).

“Purchase Price” has the meaning set forth in Section 1.2.

“Qualified Lease” means any Lease with a tenant of the Property for a residential unit in the Property with a term of (a) no less than twelve (12) months with no more than a one and one half (1½) month rent concession either prorated over twelve (12) months or given at the beginning of the Lease, or (b) thirteen (13) months with a rent concession by Company of no more than one thousand five hundred dollars ($1,500.00), for which the tenant thereunder otherwise meets the rental and income standards of Company as set forth in Disclosure Schedule 6.99, and for which no more than one thousand five hundred dollars ($1,500.00) of rent has been paid in advance by the tenant or from rent concession thereunder; provided, however, that (i) up to twenty percent (20%) of the residential units on the Real Property which otherwise comply with the foregoing requirements may be leased for a term of at least seven (7) months and constitute Qualified Leases, and (ii) up to five percent (5%) of all leases that are designated as Qualified Leases which otherwise comply with the foregoing requirements may be guaranteed by guarantors who independently meet the rental and income standards set forth on Disclosure Schedule 6.9.

“Real Property” has the meaning set forth in Recital B.

“Rent” has the meaning set forth in Section 13.1(a).

“Security Deposits” means any and all security deposits paid to Company in accordance with the terms of the Leases.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Sellers’ Agent” means Thomas L. Cavanaugh whom Sellers hereby appoint as their agent to perform certain functions as set forth in this Agreement.

“Survey” has the meaning set forth in Section 2.3(b).

“Survey Defect” means any matter disclosed by the Survey with respect to title to the Real Property to which Buyer, in Buyer’s sole and absolute discretion, may object, provided the same is not caused by Buyer or its agents or employees.

“Survival Period” shall mean a period of two (2) years following the Closing Date, except as such period may be longer as set forth in Section 13.2(a) or Section 6.25.

“Tax or Taxes” means (i) any net income, alternative, or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by Company, any member, officer or principal of any Seller, any officer, manager, member, partner, or shareholder of any member of Company, or an Affiliate of Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (“Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) liability of Sellers, Company, or an Affiliate of Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, or unitary group, and (iii) liability of a Seller, Company, or an Affiliate of Company for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Escrow” has the meaning given in Section l.2(a)(3).

“Tax Return” has the meaning given in Section 6.27.

“Taxing Authority” has the meaning set forth in the definition of “Tax.”

“Termination Notice” means a written notice of exercise of a Termination Option given from one party to the other in accordance with this Agreement.

“Termination Option” means an option set forth in this Agreement by a party to terminate this Agreement to be exercised by giving a Termination Notice to the other party and Escrow Agent on and subject to the conditions set forth with respect to the specific Termination Option, pursuant to which this Agreement shall terminate, Sellers shall cause Escrow Agent immediately to return the Deposit to Buyer (unless otherwise provided in this Agreement with respect to that Termination Option), and neither party shall have any obligations of any nature to the other under or by reason of this Agreement, except as otherwise provided in this Agreement.

“Title Agent” means Holland & Knight, LLP, as issuing agent for Title Company.

“Title Commitment” has the meaning set forth in Section 2.3(a).

“Title Company” means Fidelity National Title Insurance Company or such other nationally recognized title insurance company selected by Buyer and approved by Lender.

“Title Defect” means any matter with respect to title to the Real Property to which Buyer, in Buyer’s sole and absolute discretion, may object, provided the same is not caused by Buyer or its agents or employees.

“Title Evidence” means the Title Commitment and other information delivered pursuant to Section 2.3(a), and the Survey delivered by Sellers pursuant to Section 2.3(b).

“Title Objection” means Buyer’s request for action in respect of any Title Defect or Survey Defect. All Liens shown on the Title Evidence automatically shall be deemed to be Title Objections unless such Liens are created by Buyer or its agents or employees.

“Title Policy” has the meaning set forth in Section 2.3(a).

“Trademarks” has the meaning set forth in Recital B.

“Use” means a 364-unit multi-family luxury apartment complex, together with the related garages and parking areas and other site improvements on the Real Property.

“Victoria” has the meaning set forth in the Preamble.

“Victoria Membership Interest” has the meaning set forth in Recital A.

Article 2

Investigation; Title.

2.1 Due Diligence Deliveries by Sellers. Within three (3) days after the Effective Date, Sellers shall, at Sellers’ sole cost and expense, deliver to Buyer, the documents and information set forth in the Due Diligence Request. Buyer shall have the right to submit to Seller supplements to the Due Diligence request from time to time. Within three (3) business days after submission of such supplemental requests, Sellers shall, at Sellers’ sole cost and expense, deliver to Buyer, the documents and information set forth in such supplemental requests. Sellers represent and warrant to Buyer that the Due Diligence Documents constitute all of the material records and documents (or copies of such records and documents) within the control or custody of Sellers, or which Sellers can obtain through reasonable efforts, concerning the Property, it being understood that Sellers’ failure to list on Exhibit B items as Due Diligence Documents or Sellers’ failure to deliver or make available to Buyer the documents and information set forth in the Due Diligence Request, shall constitute Sellers’, KGH’s and PAC’s representation and warranty to Buyer that such item does not exist or is not within the custody or control of Sellers, KGH or PAC, and neither Sellers, KGH nor PAC can obtain it though reasonable efforts.

Sellers, KGH and PAC shall supplement each delivery as required by this Section during the term of this Agreement if additional items arise (or such records or documents delivered are amended or modified) or come to the attention of Sellers, KGH or PAC and are in Sellers’, KGH’s or PAC’s custody or control; provided, however, that if such information is not within Sellers’ custody or control, Sellers, KGH and PAC shall advise Buyer in writing of the existence of such information and provide a written summary of such information. If Sellers, KGH or PAC do not timely provide or make available to Buyer all information required under this Section in accordance with this Section, then the expiration date of the Inspection Period and, at Buyer’s option, the Closing, may be extended by one (1) day for each day the provision of information is delayed, for a total period not to exceed thirty (30) days, and if Buyer is not satisfied with the information required under this Section, and in accordance with this Section, as provided by Sellers, KGH or PAC at such time, Buyer may terminate this Agreement prior to the expiration of the Inspection Period as may be extended pursuant to this section, and except as otherwise provided in this Agreement, all rights and obligations of the parties under this Agreement shall be null and void, and Sellers, KGB and PAC shall ensure that Escrow Agent immediately returns the Deposit to Buyer.

2.2 Buyer’s Inspection.

(a) Subject to this Agreement, Buyer and its agents and representatives shall be permitted to make a complete physical inspection of the Property, including soil testing, testing for hazardous materials, an engineer’s inspection of the Improvements, and to examine the Due Diligence Documents and the Disclosure Documents. Buyer shall also have the right to interview those Persons responsible for the management, operation and leasing of the Property, third party contractors and suppliers. If any such Persons interviewed by Buyer are employees of PAC, or Company’s property manager, Sellers’ Agent shall be invited to such interview, which shall be scheduled during normal business hours. If Buyer’s due diligence reveals any condition of the Property that in Buyer’s judgment requires disclosure to any Governmental Authority, Buyer immediately shall notify Sellers thereof. In such event, Sellers, and not Buyer or anyone acting on Buyer’s behalf, shall make such disclosures as Sellers deem appropriate. Notwithstanding the foregoing, Buyer may disclose matters concerning the Property to a Governmental Authority if, (a) in the written opinion of Buyer’s outside legal counsel, Buyer is required by law to make such disclosure, and (b) Buyer gives Sellers not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.

(b) Buyer hereby agrees to indemnify, protect, defend, and hold Sellers and Company (collectively, “Indemnified Parties”) harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs, and expenses (including reasonable attorneys’ fees, court costs, and litigation expenses, including those incurred in all bankruptcy and probate proceedings) suffered or incurred by any of the Indemnified Parties which was caused by any entry onto the Property or any activities conducted thereon by Buyer (including entry on or activities of any of Buyer’s employees, consultants, contractors, or other agents), including construction liens, damage to the Property, or injury to Persons or property resulting from such activities. Any contractor retained by Buyer and entering the Property, at its own expense, shall purchase and maintain commercial general liability insurance, including contractual liability coverage to cover the indemnity described above, insuring against injuries or damages to persons or property sustained in connection with such contractor’s activities. Such insurance shall (i) be primary to any insurance carried independently by the Company or Sellers; (ii) be maintained with a company or companies reasonably satisfactory to Sellers’ Agent and licensed to do business in Florida; and (iii) have a minimum combined single limit of $1,000,000 per occurrence. Prior to commencing any investigations on the Property, Buyer shall submit to Sellers’ Agent a certificate of insurance evidencing such coverage. If the Property is disturbed or altered in any way as a result of such activities, Buyer promptly shall restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property, Buyer shall, promptly on receiving notice of any lien placed on the Property by reason of Buyer’s or Buyer’s representatives’ tests or inspections, cause the lien to be bonded off at Buyer’s expense. This Section 2.2(b) shall survive the termination of this Agreement and Closing.

(c) Buyer shall obtain the consent of Sellers’ Agent prior to performing any invasive testing at the Property, which consent shall not be unreasonably withheld. Buyer shall repair any damage to the Property caused by such testing and shall provide Sellers with copies of the test results if requested by Sellers.

(d) Buyer shall have a period commencing with the Effective Date and expiring thirty (30) days thereafter (except as may be extended as otherwise provided in this Agreement) (“Inspection Period”) in which to inspect and examine the Property and the Due Diligence Documents and the Disclosure Documents, and determine whether the Property and the Membership Interests are satisfactory to Buyer in Buyer’s sole discretion. If Buyer elects to terminate this Agreement prior to the termination of the Inspection Period, Buyer shall deliver written notice to Sellers of its election to exercise a Termination Option and terminate this Agreement prior to the expiration of the Inspection Period, at which point Sellers shall cause Escrow Agent immediately to refund the Deposit to Buyer, and the parties shall be relieved from any and all obligations under this Agreement (except as otherwise provided in this Agreement).

2.3 Title, Survey, Environmental Report, and Related Searches.

(a) Title Commitment and Title Policy. Within fifteen (15) days after the Effective Date, Sellers shall, at their sole cost (including all costs for title searches, title examination, closing fees, and the like), obtain and deliver to Buyer a commitment for title insurance (“Title Commitment”), issued on Title Company by Title Agent, committing to issue to Buyer, at Sellers’ sole cost, a 1992 Revision ALTA Owner’s Title Insurance Policy (10-17-92) for the Real Property in the amount of the Purchase Price on the Closing Date (“Title Policy”), and, at Buyers expense, a mortgagee title insurance policy with respect to the Real Property in an amount not to exceed the Purchase Price, provided that the cost for same shall not exceed twenty-five dollars ($25), which is the minimum promulgated rate for simultaneous issue policies. Fee simple marketable title to the Real Property as reflected by the Title Commitment and Title Policy shall be subject to ad valorem real estate and tangible personal property taxes for the current year, encumbrances, exceptions, and matters of record only as such are acceptable to Buyer and Lender in the sole discretion of each (“Permitted Encumbrances”). The Title Commitment shall include true, correct, and complete legible copies of all documents referenced in the Title Commitment and shall agree to insure all easements benefiting the Land, and to issue at Closing the Form 9.2 endorsement, the survey endorsement, the environmental endorsement, and the contiguity endorsement, if applicable, all at Sellers’ cost and expense, and, at Buyer’s cost and expense, such endorsements as may be requested by Lender, provided that the cost for same shall not exceed the minimum promulgated rate for such endorsements. The Title Commitment shall provide that all “standard exceptions” (including standard exceptions for taxes and assessments not shown in the public records, claims of unrecorded easements, parties other than owner in possession, mechanic’s liens, and matters disclosed on an accurate survey, but excluding current real estate taxes not yet due and payable) shall be deleted from the Title Policy on receipt of documents necessary to do so. Sellers shall ensure that Title Agent delivers to Buyer and Lender an insured closing protection letter from Title Company to Buyer and Lender up to the amount of the Purchase Price within the time set forth above for the delivery of the Title Commitment.

(b) Survey. Sellers shall, at their sole cost, obtain an updated as-built survey of the Real Property (“Survey”) from a duly licensed and qualified land surveyor satisfactory to Buyer, Lender, and the Title Company in accordance with their requirements, and furnish ten (10) certified copies of the same to Buyer, within twenty (20) days after the Effective Date. The

Survey shall be certified to Buyer, Title Agent, Title Company, and Lender and its successors and assigns. The Survey shall be dated no later than ninety (90) days prior to Closing, and must show the location, dimensions, and foundation perimeters of all Improvements, and indicate the routes of ingress and egress for public access to the Land, all walks, drives, recorded or visible easements and rights-of-way on the Land, parking spaces and current zoning, and show that there are no encroachments, improvements, projections, or easements (recorded or unrecorded) on the property lines. The Survey shall certify the acreage of the Land and shall indicate whether the Land is located within any flood hazard area. The Survey must be prepared in accordance with the most recent standards set forth by ALTA/ACSM and those of any and all surveyors’ bureaus or associations of the jurisdiction in which the Land is located as well as any and all applicable laws. The surveyor’s certificate placed on the Survey shall include a statement that the Survey locates any and all such items set forth as exceptions in the Title Policy as Buyer, Lender, or Title Company may require, shall include a legal description of the Land and a count of the parking spaces, and otherwise satisfy Buyer’s, Lender’s, and Title Company’s requirements.

(c) Title Objections. If the Title Commitment or Survey discloses any Title Defect or Survey Defect, Buyer may give a Title Objection within fifteen (15) days after the later of the Effective Date or Buyer’s receipt of the Title Commitment or the Survey Buyer shall be deemed to have waived its right to object to any exceptions, defects, state of facts, or other matters disclosed by the Title Evidence but not objected to in accordance with the preceding sentence. Sellers shall cure all Title Defects and shall satisfy all requirements set forth on Schedule B-I of the Title Commitment other than those pertaining to Buyer, and shall deliver the documents relating to title or title insurance matters required by Section 10.1(c). Sellers shall notify Buyer within ten (10) days after receipt of Buyer’s notice whether Sellers will be able to satisfy the Title Objections If Sellers notify Buyer that they are not willing or able to satisfy any Title Objection, or fail to give Buyer any notice regarding whether Sellers will satisfy the Title Objection within such ten (10) day period, then Buyer may exercise a Termination Option on account of that matter within ten (10) days after the receipt of Sellers’ notice, or if Sellers fail to give notice, within ten (10) days after the expiration of Sellers’ ten (10) day notice period. If Buyer fails to exercise a Termination Option in accordance with the preceding sentence, Buyer will have waived its Title Objection and right to terminate this Agreement as a result thereof. If Sellers notify Buyer within ten (10) days after receipt of Buyer’s Title Objection that Sellers will attempt to satisfy the Title Objection, but fail to do so prior to the Closing Date despite the use of commercially reasonable efforts, then Buyer shall have the right to extend the Closing Date by up to ninety (90) days for Sellers to continue their efforts, failing which Buyer’s sole remedy shall be to exercise a Termination Option as of the Closing Date unless Sellers have willfully breached their duty to act in a commercially reasonable manner, in which event Buyer shall have the right of specific performance.

(d) Additional Title Evidence and Title Objections. Sellers shall submit all documents intended to be recorded or filed in the public records after the effective date of the Title Commitment to Buyer for approval prior to execution and recording, provided if Buyer does not respond within ten (10) business days after delivery of a proposed document, Buyer shall be deemed to have approved such document. If any subsequent title examination or additional survey, including the Survey, shall disclose any exceptions, defects, state of facts, or other matter other than those described in the preceding sentence, then Buyer may deliver a Title Objection within ten (10) business days after receipt of such examination or survey, and the notice, cure, and termination provisions in Section 2.3(c) with respect to Title Defects disclosed by the initial Title Evidence shall apply with respect to such subsequent Title Evidence.

(e) Environmental Report. Sellers shall, at their sole cost, provide to Buyer within twenty (20) days after the Effective Date a Phase I environmental inspection report performed within such time period with respect to the Property by a duly qualified and licensed environmental inspector satisfactory to Buyer and Lender. The report shall certified to Buyer and Lender and its successors or assigns. Such report shall confirm (to the extent relevant, in Buyer’s or Lender’s reasonable discretion):

(1) The absence of Hazardous Substances on, under, or affecting all or a portion of the Property, except for commercially reasonable amounts thereof commonly found at residential properties in the immediate vicinity of the Land, and that there are no known or suspected Hazardous Substances located at, used or stored on, or transported to or from the Land or in such proximity thereto as to create a material risk of contamination, except for commercially reasonable amounts thereof commonly found at residential properties in the immediate vicinity of the Land;

(2) That the environmental inspector has obtained, reviewed, and included within its report a CERCLIS printout from the Environmental Protection Agency, statements from the Environmental Protection Agency and other applicable Governmental Authorities, and such other information as Buyer or Lender reasonably may require;

(3) The absence of radon gas at the Real Property, or, if radon gas is found to be present in the Real Property, that such presence is of a nature or magnitude so as to be fully in compliance with applicable standards under the Environmental Laws and all other applicable laws or standards; and

(4) The absence of friable asbestos within the Improvements, or elsewhere on the Real Property or, if asbestos is found to be present in the Real Property, that such presence is of a nature or magnitude that is able to be removed by a licensed removal contractor for a guaranteed maximum sum satisfactory to Buyer and Lender.

(f) UCC Searches. Sellers, at their sole cost, shall provide to Buyer within fifteen (15) days after the Effective Date and then again within ten (10) days prior to the Closing, then-current searches, together with true, correct, complete, and legible copies of all documents revealed by such searches, of all the Uniform Commercial Code Financing Statements filed with the Secretary of State (or other appropriate filing officer) of the State of Florida and any other state where each of Company’s and Sellers’ chief executive offices are located which Sellers hereby represents to Buyer are located in Florida and New York. If such searches reveal claims or liens against Company, any Seller, or encumbering all or a portion of the Membership Interests or the Property, then it shall be a condition precedent to Closing in favor of Buyer that such financing statements be terminated, released, and discharged at or prior to Closing.

(g) Tax, Judgment Lien, Bankruptcy and Litigation Searches. Sellers, at their sole cost, shall provide to Buyer within fifteen (15) days after the Effective Date and then again within ten (10) days prior to the Closing, then-current searches, together with true, correct, complete, and legible copies of all documents revealed by such searches, of all tax liens, judgment liens, bankruptcies and pending litigation filed in Orange County, Florida, with the Secretary of State (or other appropriate fling officer) of the State of Florida, and with any other state and county where each of Company’s and Sellers’ chief executive offices are located. If such searches reveal liens or claims against Company, any Seller, or encumbering all or a portion of the Membership Interests, or the Property, then it shall be a condition precedent to Closing in favor of Buyer that such liens or claims be terminated, released, and discharged at or prior to Closing.

(h) Americans With Disabilities Act Compliance Report. Sellers shall, at their sole cost, provide to Buyer within twenty (20) days after the Effective Date a report of Company’s compliance with the Americans With Disabilities Act.

2.4 Cooperation. Sellers shall cooperate with and assist Buyer in the making of the foregoing investigations, but shall not be obligated to incur any expense in connection with the investigations, except as provided in this Agreement.

Article 3

Separate Representations and Warranties of KGH.

KGH represents and warrants to Buyer the accuracy of the following statements as of the Effective Date and as of the Closing Date, as set forth in Section 6.34 hereof:

3.1 Capacity and Authority. KGH has full legal right and all requisite corporate power and authority to execute, deliver, and perform this Agreement and every Ancillary Agreement to which it is a party. The execution, delivery, and performance by KGH of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action of KGH and will not:

(a) violate any law, regulation, injunction, decree, or order of any court or Governmental Authority;

(b) conflict with the articles of incorporation or by-laws of KGH or the articles of organization or operating agreement of Company or any other charter agreement of either KGH or Company;

(c) require any notice to, filing or registration with, or consent, license, approval, or authorization of, any Governmental Authority or other Person other than Osprey or Victoria; or

(d) result in a breach or default, the imposition of a penalty, the creation or attachment of a Lien on the KGH Membership Interest, a suspension, cancellation, modification, or termination (or create any right of suspension, cancellation, or termination), or the acceleration of the maturity of any liability, obligation, or indebtedness of KGH under or pursuant to any order, decree, lease, contract, mortgage, indenture, judgment, promissory note, security agreement, or other agreement or instrument to which KGH is a party or against which its assets are bound.

3.2 Execution and Delivery; Binding Effect. This Agreement has been duly and validly executed and delivered by KGH, and KGB will have duly and validly executed each of the Ancillary Agreements to which it is a party before that Ancillary Agreement is delivered to the other parties to this Agreement at the Closing. This Agreement is, and (when executed and delivered to the other, parties at the Closing) each Ancillary Agreement to which KGH is a party will be, valid, effective, and enforceable by the other parties to this Agreement against KGB in accordance with its terms.

3.3 Organization. Company is a limited liability company formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. KGH is a corporation formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. KGH is the duly elected Manager of Company. Osprey, Victoria, and KGH constitute all of the legal and beneficial owners and holders of all membership interests in Company.

3.4 Ownership of KGH Membership Interest. KGH has good and valid record and equitable title to the KGH Membership Interest, free and clear of any Lien, contract for sale, option to purchase, right of first offer or refusal, or other restriction of any kind whatsoever, except for transfer restrictions imposed by state and federal securities laws and its operating agreement. On its execution of the Assignment of Membership Interest in the form of Exhibit C, KGH will transfer to Buyer or its designee good and merchantable title to the KGH Membership Interest, free and clear of any Liens. Other than as set forth in Company’s Operating Agreement, KGH is not a party to any right, option, warrant, agreement, or commitment providing for the acquisition or disposition of (a) any of its Membership Interest, (b) any securities convertible into, or exchangeable for, any of its interest in Company, or (c) any right, option, or warrant to purchase any membership interests or other securities of Company. KGH possesses all voting power and rights attendant to the KGH Membership Interest and is not party to any voting trust, proxy, or other agreement or understanding of any kind with respect to the voting of any interest in Company.

3.5 Notice. KGH has not received any notice from any Governmental Authority, or any authority in any foreign jurisdiction, with respect to the use of the Property.

3.6 Shareholders; Incumbency. Disclosure Schedule 3.6 lists KGH’s shareholders (including names, addresses and number of shares owned), officers and directors.

Article 4

Separate Representations and Warranties of Osprey.

Osprey represents and warrants to Buyer the accuracy of the following statements as of the Effective Date and as of the Closing Date, as set forth in Section 6.34 hereof:

4.1 Osprey Capacity and Authority. Osprey has full legal right and all requisite power and authority to execute, deliver, and perform this Agreement and every Ancillary Agreement to which it is a party. The execution, delivery, and performance by Osprey of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action of Osprey and will not:

(a) violate any law, regulation, injunction, decree, or order of any court or Governmental Authority;

(b) conflict with the articles of incorporation or by-laws of Osprey or the articles of organization or limited liability company agreement of Company or any other charter agreement of either Osprey or Company;

(c) require any notice to, filing or registration with, or consent, license, approval, or authorization of, any Governmental Authority or other Person other than KGH or Victoria; or

(d) result in a breach or default, the imposition of a penalty, the creation or attachment of a Lien on the Osprey Membership Interest, a suspension, cancellation, modification, or termination (or create any right of suspension, cancellation, or termination), or the acceleration of the maturity of any liability, obligation, or indebtedness of Osprey under or pursuant to any order, decree, lease, contract, mortgage, indenture, judgment, promissory note, security agreement, or other agreement or instrument to which Osprey is a party or against which its assets are bound other than as set forth on Disclosure Schedule 4.1(d).

4.2 Execution and Delivery; Binding Effect. This Agreement has been duly and validly executed and delivered by Osprey, and Osprey will have duly and validly executed each of the Ancillary Agreements to which it is a party before that Ancillary Agreement is delivered to the other parties to this Agreement at the Closing. This Agreement is, and (when executed and delivered to the other parties at the Closing) each Ancillary Agreement to which Osprey is a party will be, valid, effective, and enforceable by the other parties to this Agreement against Osprey in accordance with its terms.

4.3 Organization. Company is a limited liability company formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. Osprey is a corporation formed under the laws of the State of Delaware and has all requisite power and authority to own its property and to conduct its business, as now conducted. KGH is the duly elected Manager of Company and Osprey is one of the legal and beneficial owners and holders of the membership interests in Company.

4.4 Ownership of Osprey Membership Interest. Osprey has good and valid record and equitable title to the Osprey Membership Interest, free and clear of any Lien, contract for sale, option to purchase, right of first offer or refusal, or other restriction of any kind whatsoever, except for transfer restrictions imposed by state and federal securities laws and the Operating Agreement. On its execution of the Assignment of Membership Interest in the form of Exhibit D, Osprey will transfer to Buyer or its designee good and merchantable title to the Osprey Membership Interest, free and clear of any Liens. Other than as set forth in Company’s Operating Agreement, Osprey is not a party to any right, option, warrant, agreement, or commitment providing for the acquisition or disposition of (a) any of its Membership Interest, (b) any securities convertible into, or exchangeable for, any of its interest in Company, or (c) any right, option, or warrant to purchase any membership interests or other securities of Company Osprey possesses all voting power and rights attendant to the Osprey Membership Interest and is not party to any voting trust, proxy, or other agreement or understanding of any kind with respect to the voting of any interest in Company.

4.5 Notice. Osprey has not received any notice from any Governmental Authority, or any authority in any foreign .jurisdiction, with respect to any violation or alleged violation of any law or regulation governing the use of the Property.

Article 5

Separate Representations and Warranties of Victoria.

Victoria represents and warrants to Buyer the accuracy of the following statements as of the Effective Date and as of the Closing Date, as set forth in Section 5.34 hereof:

5.1 Victoria Capacity and Authority. Victoria has full legal right and all requisite power and authority to execute, deliver, and perform this Agreement and every Ancillary Agreement to which it is a party. The execution, delivery, and performance by Victoria of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite limited partnership action of Victoria and will not:

(a) violate any law, regulation, injunction, decree, or order of any court or Governmental Authority;

(b) conflict with the certificate of limited partnership or limited partnership agreement of Victoria or the articles of organization or limited liability company agreement of Company or any other charter agreement of either Victoria or Company;

(c) require any notice to, filing or registration with, or consent, license, approval, or authorization of, any Governmental Authority or other Person other than KGH or Osprey; or

(d) result in a breach or default, the imposition of a penalty, the creation or attachment of a Lien on the Victoria Membership Interest, a suspension, cancellation, modification, or termination (or create any right of suspension, cancellation, or termination), or the acceleration of the maturity of any liability, obligation, or indebtedness of Victoria under or pursuant to any order, decree, lease, contract, mortgage, indenture, judgment, promissory note, security agreement, or other agreement or instrument to which Victoria is a party or against which its assets are bound other than as set forth on Disclosure Schedule 5.1(d).

5.2 Execution and Delivery; Binding Effect. This Agreement has been duly and validly executed and delivered by Victoria, and Victoria will have duly and validly executed each of the Ancillary Agreements to which it is a party before that Ancillary Agreement is delivered to the other parties to this Agreement at the Closing. This Agreement is, and (when executed and delivered to the other parties at the Closing) each Ancillary Agreement to which Victoria is a party will be, valid, effective, and enforceable by the other parties to this Agreement against Victoria in accordance with its terms.

5.3 Organization. Company is a limited liability company formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. Victoria is a limited partnership formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. KGH is the duly elected Manager of Company. Osprey, Victoria, and KGH constitute all of the legal and beneficial owners and holders of all membership interests in Company.

5.4 Ownership of Victoria Membership Interest. Victoria has good and valid record and equitable title to the Victoria Membership Interest, free and clear of any Lien, contract for sale, option to purchase, right of first offer or refusal, or other restriction of any kind whatsoever, except for transfer restrictions imposed by state and federal securities laws and the Operating Agreement. On its execution of the Assignment of Membership Interest in the form of Exhibit E, Victoria will transfer to Buyer or its designee good and merchantable title to the Victoria Membership Interest, free and clear of any Liens. Other than as set forth in Company’s Operating Agreement, Victoria is not a party to any right, option, warrant, agreement, or commitment providing for the acquisition or disposition of (a) any of its Membership Interest, (b) any securities convertible into, or exchangeable for, any of its interest in Company, or (c) any right, option, or warrant to purchase any membership interests or other securities of Company. Victoria possesses all voting power and rights attendant to the Victoria Membership Interest and is not party to any voting trust, proxy, or other agreement or understanding of any kind with respect to the voting of any interest in Company.

5.5 Notice. Victoria has not received any notice from any Governmental Authority, or any authority in any foreign, jurisdiction, with respect to the use of the Property.

5.6 Partners. Disclosure Schedule 5.6 lists each partner of Victoria (including names, addresses, partnership interest and whether such partnership interest is general or limited).

Article 6

Representations Concerning Company and Property.

KGH, on behalf of Company, and PAC, jointly and severally, represent and warrant to, and agree and covenant with Buyer that:

6.1 Organization. Company is a Florida limited liability company duly organized and validly existing and in good standing under or by virtue of the laws of the state of its creation, has duly authorized the execution and performance of this Agreement, and the execution and performance of this Agreement will not violate any term of its articles of organization, operating agreement, or any other agreement, judicial decree, statute or regulation to which it is a party or by which it may be bound or affected. Company is not a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any membership interests in Company or any securities convertible into membership interests in Company.

6.2 Capitalization. Sellers constitute all of the legal and beneficial owners and holders of all Membership Interests. The authorized Membership Interests consist solely of (i) a 50% membership interest held by Osprey; (ii) a 49% membership interest held by Victoria; and (iii) a 1% membership interest held by KGH. Each such Membership Interest has been duly authorized and validly issued and fully paid and non-assessable, none of such Membership Interests were issued in violation of any preemptive or other right and all of such Membership Interests were issued in conformity with all applicable state and federal securities laws. The Membership Interests have the rights, preferences and privileges set forth in Company’s operating agreement. There are no obligations of Company to issue, sell or transfer any membership interests, voting securities, or securities convertible into or exercisable or exchangeable for membership interests or voting securities of Company, or obligating Company to grant, extend or enter into any such obligation or obligations of Company to issue or deliver or to repurchase. redeem, or otherwise acquire any securities of Company.

6.3 Purpose, Subsidiaries and Other Equity Investments. Company was formed to develop and own the Property, and at no time has it owned any assets or operated in furtherance of any other purpose. Company has not sold or disposed of any assets outside of the ordinary course of business. Company does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association, or other business organization, and Company does not have any obligation to make any such investment.

6.4 The Property; Other Properties; Inventory; Cash; Accounts Receivable.

(a) Company has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) that it purports to own, including those reflected on the applicable Company Balance Sheet or acquired after Company Balance Sheet Date. None of such properties or assets is subject to any Liens, except Liens for taxes not yet due.

(b) To the best knowledge of KGH, the facilities, machinery, computers, furniture, office, and other equipment of Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear of the business, and neither Company nor any property or asset owned or leased by Company is in violation of any applicable ordinance, regulation or building, zoning, environmental, or other law in respect thereof.

(c) Company has delivered to Buyer, or will deliver within ten (10) days of the Effective Date, all Disclosure Schedules and Disclosure Documents, all of which documents are true and complete copies of the originals thereof. The Disclosure Schedules are true and complete in all material respects.

(d) Company has delivered to Buyer, or will deliver within ten (10) days of the Effective Date, all Due Diligence Documents, all of which documents are true and complete copies of the originals thereof. Neither Company nor KGH has received any notice from any Governmental Authority, or any authority in any foreign jurisdiction, with respect to the use of the Property. Each lease pursuant to which Company leases any personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by Company or any other party thereto, or, to the best of Sellers’ knowledge with respect to parties other than Sellers, any event that with notice or lapse of time or both would constitute such a default.

(e) Except as set forth in Disclosure Schedule 6.4(e), there is no easement, right-of-way agreement, license, lease, sublease, occupancy agreement, or like instrument with respect to the Property other than the Leases or the Easements accepted by Buyer as Permitted Encumbrances, and Company owns or has the right, in accordance with enforceable agreements, all of which have been provided to Buyer as Disclosure Documents in accordance with this Agreement, to use all property, assets, and rights that it currently uses and that are necessary for the operation of the business of Company.

(f) The Rents due Company as reflected in the applicable Company Balance Sheet and Closing Balance Sheet, to the extent uncollected on the Effective Date, and the Rents due reflected on the books of Company, and all Rents arising since the date of the Closing Balance Sheet, are: (i) valid and existing and represent monies due; and (ii) subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, Liens, or conditions enforceable by third parties on or affecting any thereof.

(g) No construction or other work that has not been paid for in full at Closing has been or will be conducted on all or a portion of the Property during the period which is ninety (90) days prior to the Effective Date or Closing.

6.5 Financial Statements. The balance sheet of Company (“Company Balance Sheet”) as of March 31, 2003 (“Company Balance Sheet Date”) (attached hereto as Exhibit F), to be delivered within twenty five (25) days of the Effective Date, certified by the manager of Company, and the income and interim financial information to be delivered to Buyer, fairly present, in conformity with GAAP applied on a consistent basis (except as otherwise indicated in such statements and except that such statements do not contain footnote disclosures required by GAAP and do not reflect normal year-end adjustments), the financial position of Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal recurring year-end adjustments in the case of the interim financial statements). Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of Company’s financial statements and to maintain accountability for the assets of Company, (iii) access to the assets of Company is permitted only in accordance with management’s authorization, and (iv) the reported accountability of the assets of Company is compared with existing assets at reasonable intervals.

6.6 Absence of Certain Changes. Since Company Balance Sheet Date, Company has conducted its business in the ordinary course consistent with past practices, and there has not been:

(a) any Material Adverse Change or any event, occurrence, development, or state of circumstances or facts which reasonably could be expected to result in a Material Adverse Change;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any membership interests in Company, any issuance by Company of membership interests or securities of, or other ownership interests in, Company or any repurchase, redemption or other acquisition by Company of any outstanding membership interests in Company, or other securities of, or other membership interests or ownership interests in, Company;

(c) any amendment of any term of any membership interest in Company or any other outstanding security or ownership interest in Company;

(d) any incurrence, assumption, or guarantee by Company of any indebtedness for borrowed money or any other obligation;

(e) any creation or assumption by Company of any Lien on any membership interest or any asset of Company;

(f) any making of any loan, advance or capital contributions to or investment in, any Person;

(g) any personal property or real property damage, destruction, or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of Company;

(h) any transaction or commitment made, or any contract or agreement entered into, by Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment or modification by Company of any contract or other right, other than transactions, commitments, relinquishments or modifications in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any change in any method of accounting or accounting practice by Company, except for any such change after the Effective Date required by reason of a concurrent change in GAAP;

(j) any (i) grant of any severance or termination pay to any manager of Company, (ii) hiring of any employees or entering into of any employment, deferred compensation, or other similar agreement (or any amendment to any such existing agreement) with any manager, officer or employee of Company, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus, or other benefits payable to members or manager of Company;

(k) any amendment to or termination of any material contract, agreement, or license, except for the termination of any Lease in accordance with this Agreement, to which Company is a party; or

(l) any commitment or agreement to do any of the foregoing.

6.7 No Liabilities or Obligations. Except as set forth on Disclosure Schedule 6.7, as of the Effective Date there are, and as of the Closing Date there will be, no liabilities or obligations of Company of any kind or nature whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

(a) the liabilities shown on the Company Balance Sheet, all of which will be either fully satisfied at Closing, or for which Buyer receives a credit at Closing, or which will be paid as part of the post-Closing adjustments as set forth in this Agreement;

(b) the liabilities which arise in the ordinary course of business after the Company Balance Sheet Date, all of which will be either fully satisfied at Closing, or for which Buyer receives a credit at Closing, or which Will be paid as part of the post-Closing adjustments as set forth in this Agreement;

(c) the return of any Security Deposits as set forth in the Leases or in separate security deposit agreements, provided to Buyer as part of the Disclosure Documents or Due Diligence Documents;

(d) post-Closing liabilities and obligations under the Leases; and

(e) post-Closing liabilities and obligations under the Contracts.

6.8 Compliance with Laws; No Defaults.

(a) Company is not in violation of, and, to the best of Sellers’ knowledge, has not since its respective formation violated, any applicable laws, statutes, ordinances, or regulations.

(b) Neither Company nor any member, manager, officer, director, agent, employee, or other Person associated with or acting on behalf of Company has (i) used any funds of Company for any unlawful contribution, gift, entertainment, or other expense relating to political activity; (ii) made any direct or indirect unlawful payment to any United States or foreign government official or employee from funds of Company; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(c) Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, agreement, indenture, or evidence of indebtedness for borrowed money to which Company is a party or by which it or its assets are bound, or (ii) any judgment, order, or injunction of any court, arbitrator, or Governmental Authority.

6.9 Rental and Income Standards. The rental and income standards for the Property are set forth in Disclosure Schedule 6.9. All Leases have been entered into in conformance with such rental and income standards.

6.10 Litigation. There is no litigation, arbitration, or administrative proceeding pending nor, to the best knowledge of KGH, threatened with respect to Company, or with respect to any Seller which may affect Company, all or a portion of the Property, or this Agreement, except as set forth in Disclosure Schedule 6. 10.

6.11 Contracts and Bank Accounts. All Contracts as of the Effective Date with consideration of $10,000 or more are identified on Disclosure Schedule B.(5); Company is not in default in any of those Contracts; Company will not enter into any other service contract affecting all or a portion of the Property which is not terminable on sixty (60) days’ notice, without penalty or charge, or is not on commercially reasonable terms, without the prior written consent of Buyer. At or before Closing, Sellers will terminate, or tender notice of termination of, those Contracts identified on Disclosure Schedule B.(5) that Company contractually is entitled to terminate without cost and that Buyer designates in writing to Sellers’ Agent prior to Closing. Disclosure Schedule 6.11 sets forth an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar person with which Company has an account, including the account or box number and name and the names of all persons and entities authorized to draw thereon or have access thereto, including authorized signatures.

6.12 Other Contracts.

(a) Except for the Contracts disclosed in Disclosure Schedule B.(5), the Leases, and the Permitted Title Encumbrances, Company is neither a party to nor subject to any contract, agreement, or understanding, whether written or oral.

(b) Each agreement, contract, arrangement, and commitment disclosed in any Disclosure Schedule to this Agreement or required to be disclosed pursuant to Section 2.1(b) is a valid and binding agreement of Company, enforceable in accordance with its terms, and is in full force and effect, and neither Company nor any other party thereto is in default under the terms of any such agreement, contract, arrangement, or commitment.

(c) In the event any agreement, contract, lease, or arrangement to which Company is a party and which Buyer desires to continue in full force and effect following the Closing requires an assignment or a third party consent or approval, Sellers shall in good faith use their best efforts to obtain such assignment or consent prior to or on the Closing.

6.13 No Employees. The Company does not now have, and since its formation has never had, any employees and Company has no ongoing or future obligation or commitment to hire any employees in the future or pay any employee any compensation of any kind.

6.14 Permits and Access. The Land has legal and physical access to adjacent roads, through curb cuts approved by all Governmental Authorities; the Real Property has operating water supply and sewage disposal systems with sufficient capacity to serve the Real Property; Company has obtained all necessary permits and licenses and paid all fees in connection therewith for access to the public water supply and sewage disposal systems; and the Real Property is served by public utilities providing electrical and telephone service.

6.15 Environmental.

(a) “Environmental Laws” means all federal, state and local laws, statutes, regulations, permits, orders, ordinances, codes, rules and other governmental restrictions, requirements, and duties, including common law, relating to the treatment, storage, disposal, transportation, or release of any Hazardous Substances or otherwise relating to human health, the environment or hazardous substances, including the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including the Clean Air Act Amendments of 1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic

Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980; and similar state laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect.

(b) Neither Company nor Sellers has received notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of Company or in connection with all or a portion of the Property, (ii) asserts or alleges that Company or any party relative to all or a portion of the Property is required to clean up, remove, or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances, or (iii) asserts or alleges that Company or any party relative to all or a portion of the Property is required to pay all or any portion of the costs of any past, present or future cleanup, removal, or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances by Company or any party relative to the Property. Neither Company nor any other party relative to all or a portion of the Property is subject to any judgment, decree, order, or citation related to or arising out of any Environmental Laws. Company has not been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws, Company is not a participant in, nor does Company or KGH have knowledge of, any governmental investigation involving all or a portion of the Property.

(c) Neither Company nor, to the best knowledge of KGH, any other Person has caused or permitted any Hazardous Substances to be stored, deposited, treated, recycled, or disposed of on, under or at all or a portion of the Property, which materials, if known to be present, reasonably may be expected to require or authorize cleanup, removal, or other remedial action under any applicable Environmental Laws.

(d) Except as disclosed in the environmental report delivered by Sellers to Buyer pursuant to Section 23, there are not now nor have there ever been, any tanks or other storage facilities on, under, or at all or portion of the Property or any other real property now or heretofore owned or leased by Company which contain or contained Hazardous Substances which, if known to be present in soils or ground water, may reasonably be expected to require or authorize cleanup, removal, or other remedial action or reporting under any Environmental Laws.

(e) Company has in full force and effect all material permits, licenses, and approvals required to be maintained under any Environmental Laws applicable to Company or all or a portion of the Property.

(f) Neither Company nor Sellers are aware of any monitoring and testing equipment and records which are legally required to assess environmental compliance in accordance with Environmental Laws at the Real Property, and there are no conditions presently existing at the Real Property which would subject Company to any damages, penalties, cleanup costs, or other liability under any applicable Environmental Laws, or which reasonably may be expected to require cleanup, removal, remedial action, or other response under any applicable Environmental Laws.

6.16 Insurance Coverage. KGH has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds pertaining to the Property in its possession or control, or if the policies are not available, insurance certificates or binders evidencing such policies, covering the assets, business, equipment, properties, operations, and managers of Company, a list of which is attached as Disclosure Schedule 6.16. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Company is otherwise in full compliance with the teams and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the formation of Company, as applicable, remain in full force and effect, and such insurance coverage, as it relates to the Property, has been maintained on a “per occurrence basis.” Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of` Company. Company knows of no threatened termination of, or premium increase with respect to, any of such policies or bonds.

6.17 Condemnation; Improvements; Special Assessments.

(a) There is no condemnation or eminent domain proceeding affecting all or a portion of the Property now pending or threatened.

(b) Except as disclosed on the Survey, to the best of the KGH’s knowledge, the Improvements are located within the boundary lines of the Land and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and no such portion or parcel or buildings or improvements located thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), building code requirements, permits, licenses, or other forms of approval, regulation, or restrictions by any Governmental Authority, do not encroach on any easement which may burden the Land; and all Improvements have received all approvals and certificates of occupancy of Governmental Authorities (including licenses and permits) required in connection with the ownership, operation, or use thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules, and regulations.

(c) No special assessment or benefit assessment has been levied or, to the best of the KGH’s knowledge, authorized for levy on all or a portion of the Property on account of any public improvement in the vicinity and no such public improvement has been commenced or authorized by any Governmental Authority that could result in any special assessment or benefit assessment on all or a portion of the Property.

6.18 Tenants.

(a) Disclosure Schedule 6.18(a) (“Contract Rent Roll”) lists the Leases as of the Effective Date and accurately sets forth for each tenant: (i) the name of the tenant; (ii) the apartment unit or garage; (iii) the initial date of the Lease and each amendment thereto; (iv) the expiration date of the current term; (v) the monthly fixed rent applicable during the current term; (vi) any and all guarantors of the Lease; (vii) the amount of the security deposit actually paid by the tenant; and (viii) any amount of any security deposit returned as applied due to tenant default.

(b) Except as set forth in Disclosure Schedule 6.18(b), all of the Leases are in full force and effect and no party thereto is in default or breach under any such Lease. Neither Sellers nor Company has received notice of any claim by the tenant under any Lease that the landlord thereunder is in default, that any Lease is terminated, or that the tenant’s obligations thereunder are limited in any way. To the best of Sellers’ knowledge, no tenant under any Lease has a claim that the landlord thereunder is in default under the Lease, any Lease is terminated, or that the tenant’s obligations thereunder are limited in any way. No tenant under any Lease has been in default in the payment of rent beyond any applicable grace period.

(c) Except as set forth in the Contract Rent Roll, to the best of Sellers’ knowledge, all tenants under Leases are in occupancy of the apartment unit or garage set forth opposite their respective names and no tenant has subleased their apartment or garage or assigned their Lease, and Sellers have not given their consent to any such sublease or assignment.

(d) All of the Leases are in full force and effect; and, except as may be provided by law and except as set forth in the Contract Rent Roll, no Lease or other instrument in writing, signed by Sellers, gives any tenant the right to renew or extend the existing Lease.

(e) Other than those commissions listed on Disclosure Schedule 6.18(e), there are no brokerage or other leasing commissions payable with respect to any of the existing Leases or renewals of same or expansions or other changes in all or a portion of the Property, other than those commissions that will be paid by Sellers.

6.19 Defects. To the best of KGH’s knowledge, there are no structural defects in the Improvements or any defect in the FF&E, HVAC, plumbing, drainage, electrical and major mechanical systems on the Real Property or any non-conformance thereof with any applicable building codes or other laws, ordinances, rules, or regulations.

6.20 Soil Conditions. To the best of KGH’s knowledge, there are no adverse geological or soil conditions affecting all or a portion of the Property. Except as may be disclosed in the Due Diligence Documents, Sellers have no knowledge of the presence of Hazardous Substances in, under, or near the Property.

6.21 No Contributions or Dedications. Except as set forth on Disclosure Schedule 6.21, no written commitments have been or will be made by or on behalf of Sellers to any Governmental Authority, utility company, school board, church or other religious body, any owners’ association, or to any other Person in connection with any rezoning proceeding or other matter relating to all or a portion of the Property which would impose any obligation on Company, Buyer, or their respective successors or assigns to make any contribution or dedication of money or land, or to construct or maintain any improvements of a public or private nature on or off the Property.

6.22 Property Regulations. There are no violations or alleged violations of any fire, zoning, building, or health rules, regulations, or rulings, whether federal, state, or local, or any other alleged violations of law which affect all or a portion of the Property.

6.23 Certificates of Occupancy. All certificates of occupancy required have been issued for the Property have been paid for, and are in full force and effect.

6.24 InterCompany Arrangements. Company does not own any note, bond, debenture, or other indebtedness, nor is it otherwise a creditor or debtor, of any Seller, any member or manager of Company, or any of their respective Affiliates, other than as set forth in Company’s Operating Agreement. Other than as set forth in Disclosure Schedule 6.24, since the Company Balance Sheet Date there has not been any payment by Company to any such Person, charge by any such Person to Company, or other transaction between Company and any such Person.

6.25 Tax Matters. Except as disclosed in Disclosure Schedule 6.25, and where applicable, (i) Company has timely filed (or has had timely filed on its behalf) with the appropriate Taxing Authorities all tax returns (“Tax Returns”) required to be filed with such Taxing Authorities and such Tax Returns are complete and accurate in all respects; (ii) Company has paid on a timely basis all, or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all Taxes far all periods ending through the Closing Date; (iii) no audits, investigations. or claims presently are pending with regard to any Taxes or Tax Returns of Company and to the best knowledge of KGH, no such audit, investigation or claim is threatened; (iv) as to any Tax Returns of Company that has been examined by the applicable Taxing Authority, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid, and no issue has been raised by any Taxing Authority in any audit, investigation or claim of Company that, if raised with respect to any other period not so audited, investigated or claimed could be expected to result in a proposed deficiency for any such period not so audited, investigated or claimed; (v) Company has not made any election to be treated as a corporation or association taxable as a corporation for federal tax purposes; and (vi) Company does not have any past due Taxes owed to any governmental authority. KGH shall be the Tax Matters Partner, as that term is used in the Code, with respect to any federal and state income tax returns which include the Closing Date, and Sellers at their full cost and expense shall have full control on behalf of the Company over any administrative or judicial proceeding involving (a) any tax imposed on the Company for all tax periods through the Closing Date or for which Sellers bear any liability under, this Agreement or (b) any tax return filed by the Company for any tax period prior to or including the Closing Date.

Sellers, at Sellers’ expense, shall cause the Company’s Form 1065 U.S. Partnership Return of Income and any state or local income tax report (“Report of Income”), to be prepared and timely filed for the Company’s tax year ending on the Closing Date. All items of income, gain, deduction, loss and credit for such period ending on the Closing Date shall be allocated to Sellers, Buyer, at Buyer’s expense, shall cause Company’s Return of Income to be prepared and timely filed for all tax years commencing after the Closing Date and no items of income, gain, deduction, loss or credit thereon shall be allocated to Sellers. Each of the parties and the Company will cooperate with each other, including the signing of Returns and other documents as reasonably requested and providing others access to the books and records of the Company, to the extent under their control, at reasonable times and places for purposes of preparing any governmental Return of Income or filing same in a timely and correct manner.

Sellers acknowledge and agree that the Company will terminate its existence as a “partnership” for federal tax purposes as of the Closing Date.

Notwithstanding any other provision of this Agreement, this Section 6.25 shall survive Closing indefinitely.

6.26 Employee Benefit Plans. Company does not maintain and has never maintained any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or otherwise.

6.27 Securities Laws. Company has not (a) issued any securities in violation of the requirements of Section 5 of the 1933 Act or any other law: (b) violated any rule, regulation or requirement under the 1933 Act or the 1934 Act; or (c) redeemed any securities in violation of any applicable state or federal securities law or any agreement or contract governing the redemption of such securities.

6.28 Americans With Disabilities Act Compliance. Except as set forth in the ADA Certificate, and to the best knowledge of KGH, the Real Property is in compliance with applicable laws, rules and regulations under the Americans with Disabilities Act (“ADA”), the Fair Housing Act, Title VIII of the Federal Civil Rights Act of 1968, 42 U.S.C. §3601 et seq., and all similar applicable state and local laws and the Real Property, and has not been the subject of any complaints or citations pursuant to the ADA or Fair Housing Act as a result of actual or alleged violations of the ADA, or Fair Housing Act.

6.29 Solvency. Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other, judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

6.30 Licenses; Regulatory Approvals; Utilities. Except as set forth on Disclosure Schedule 6.30, Company holds all material licenses, permits, certificates of occupancy and other regulatory approvals required or necessary to be applied for or obtained in connection with the Company Business except for such of the foregoing which, if not held, would not result in a Material Adverse Chance. All such licenses, permits, certificates of occupancy and other approvals are listed on Disclosure Schedule 6.30. Except as set forth on Disclosure Schedule 6.30, all such licenses, permits, certificates of occupancy and other regulatory approvals relating to the business, operations, facilities and properties of Company are in full force and effect. Except as set forth on Disclosure Schedule 6.30, any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since March 31, 2003, such adjudication has not resulted in a Material Adverse Change. Except as set forth on Disclosure Schedule 6.30, no such license, permit or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, permit or regulatory approval.

6.31 Intellectual Property.

(a) Disclosure Schedule 6.31 (a) sets forth a list of all Intellectual Property which is owned by, licensed by, or licensed to Company or otherwise used or able to be used in the Company Business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by Company either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Company owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Company Business as now conducted.

(b) Except as set forth in Disclosure Schedule 6.31(b), Company has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by Company in the conduct of the Company Business as heretofore conducted, and Company has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by Company in the conduct of the Company Business as heretofore conducted, and such obligations have been correctly and adequately disclosed in the Financial Statements.

(c) Except as set forth in Disclosure Schedule 6.31(c), Company is not a party to any confidentiality or other agreement which materially restricts its use or disclosure of information.

6.32 Brokerage. Except as listed on Disclosure Schedule 6.32, Company has not made any agreement or taken any other action which might cause a claim for brokerage commissions, finders’ fees or similar compensation in connection with the transaction contemplated by this Agreement.

6.33 Other Information. None of the documents or written information delivered, or representations or KGH’s good faith warranties made, to Buyer in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The budget of Company attached hereto as Exhibit G delivered to Buyer constitutes an estimate of the information purported to be shown therein as of the Effective Date, and KGH is not aware of any fact or information that would lead it to believe that such projections are incorrect in any material respect, except for real estate tax and insurance cost estimates.

6.34 Continuing Representations. The representations and warranties in this Agreement shall be true and correct on the Closing Date with the same effect as though made at such Closing, or if any change in the matters covered shall occur between the Effective Date and the date of Closing, such change shall have been disclosed in writing to Buyer and shall not materially adversely affect the condition, repair, value, expense of operation, or income potential of the

Property. Sellers’ representations and warranties set forth in this Agreement shall expire if Buyer sells to any party other than an Affiliate of Buyer more than fifty percent (50%) of its membership interest in the Company or causes Company to sell more than a fifty percent (50%) interest in the Property.

For purposes of this Article 6, the term “to the best of KGH’s knowledge” or words of similar import shall mean the facts or other information which are known by Thomas L. Cavanaugh (or which would be known but for his reckless disregard of known facts or information), who is the individual having knowledge regarding the matters addressed in this Article 6, and acting solely in his capacity as an officer, agent or employee of KGH, PAC or of an Affiliate of either of them and is in no manner expressly or impliedly making any of these representations in an individual capacity and Buyer agrees that it shall not bring any action against him.

Article 6A

Separate Representations and Warranties of PAC.

PAC represents and warrants to Buyer the accuracy of the following statements as of the Effective Date and as of the Closing Date, as set forth in Section 6.34 hereof:

6A.1 PAC Capacity and Authority. PAC has full legal right and all requisite power and authority to execute, deliver, and perform this Agreement and every Ancillary Agreement to which it is a party. The execution, delivery, and performance by PAC of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action of PAC and will not:

(a) violate any law, regulation, injunction, decree, or order of any court or Governmental Authority;

(b) conflict with the articles of incorporation or bylaws of PAC or the articles of organization or limited liability company agreement of Company or any other charter agreement of either PAC or Company;

(c) require any notice to, filing or registration with, or consent, license, approval, or authorization of, any Governmental Authority or other Person other than KGH, Victoria or Osprey; or

(d) result in a breach or default, the imposition of a penalty, a suspension, cancellation, modification, or termination (or create any right of suspension, cancellation, or termination), or the acceleration of the maturity of any liability, obligation, or indebtedness of PAC under or pursuant to any order, decree, lease, contract, mortgage, indenture, judgment, promissory note, security agreement, or other agreement or instrument to which PAC is a party or against which its assets are bound other than as set forth on Disclosure Schedule 6A.1(d).

6A.2 Execution and Delivery; Binding Effect. This Agreement has been duly and validly executed and delivered by PAC, and PAC will have duly and validly executed each of the Ancillary Agreements to which it is a party before that Ancillary Agreement is delivered to the other parties to this Agreement at the Closing This Agreement is, and (when executed and delivered to the other parties at the Closing) each Ancillary Agreement to which PAC is a party will be, valid, effective, and enforceable by the other parties to this Agreement against PAC in accordance with its terms.

6A.3 Organization. Company is a limited liability company folded under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted. PAC is a corporation formed under the laws of the State of Florida and has all requisite power and authority to own its property and to conduct its business, as now conducted.

6A.4 Financial Statements. The balance sheet of PAC as of March 31, 2003, and the income and financial information to be delivered to Buyer, fairly present the financial position of PAC as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal recurring year-end adjustments in the case of the interim financial statements). PAC makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of PAC’s financial statements and to maintain accountability for the assets of PAC, and (iii) access to the assets of PAC is permitted only in accordance with management’s authorization.

6A.5 Shareholders; Incumbency. Disclosure Schedule 6A.5 lists PAC’s shareholders (including names, addresses and number of shares owned), officers and directors.

Article 6B.

As Is, Where Is Transaction, Release

6B.1 As Is, Where Is. Except to the extent specifically set forth in this Agreement, Sellers make and shall make no representation or warranty either express or implied regarding the condition, operability, safety, fitness for intended purpose or use of the Property. The Buyer specifically acknowledges and agrees that the Property is being transferred to Buyer, through Sellers’ sale of their Membership Interests in Company, on an “AS IS, WHERE IS, AND WITH ALL FAULTS” basis and that, except as specifically set forth in Agreement, Buyer is not relying on any representations or warranties of any kind whatsoever, express or implied, from Sellers, their agents, officers, or employees, as to any matters concerning the Property, including, as to the economics of the operation of the Property, the freedom of the Property from latent or apparent vices or defects.

6B.2 Release. Except to the extent specifically set forth in this Agreement, Buyer shall have no rights or claims against Sellers for damages, rescission of the sale, or reduction or return of the Purchase Price because of any matter not warranted to Buyer by any Seller, Company, KGH, PAC, or any of them, and all such rights and claims are hereby expressly waived by Buyer.

Article 7

Indemnity

7.1 Indemnification. If the Closing occurs, Sellers and PAC agree to the following provisions of this Article 7. If Closing does not occur, Buyer’s sole remedies shall be those set forth in Section 16.1 and 17.10 of this Agreement. Subject to Section 7.2:

(a) KGH and PAC, jointly and severally, agree to indemnify and hold harmless Buyer and its shareholders, directors, members, managers, officers, employees, and agents, from, against, and in respect of, each and every loss. liability, claim, demand, or expense, including reasonable attorneys’ fees (including those incurred in all bankruptcy and probate matters), reasonable investigation, and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from each and every instance of any of the following:

(i) Any breach of any representation or warranty of KGH, individually or on behalf of Company, or PAC, or failure of KGH or PAC to fulfill any agreement or covenant of any Seller, KGH, Company or PAC under this Agreement, any Ancillary Agreement, or any other agreement or document delivered by Sellers, or any one of them, to Buyer, in connection with the transaction contemplated by this Agreement; and

(ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and reasonable legal and other expenses (including those incurred in all bankruptcy and probate matters) incident to any of the foregoing listed in clause (i) above; and

(iii) In connection with events occurring prior to Closing, any and all claims by tenants under any Lease that the landlord thereunder is in default under the Lease, that any Lease is terminated, or that the tenant’s obligations thereunder are limited in any way.

Notice of any indemnification claim under this section shall be provided to Sellers’ Agent and Sellers’ counsel, at the addresses set forth herein.

(b) Each Seller (except as to KGH in the event that its indemnification under Section 7.1(a) applies), separately agrees to indemnify and hold harmless Buyer and its shareholders, directors, members, managers, officers, employees, and agents, from, against, and in respect of, each and every loss, liability, claim, demand, or expense, including reasonable attorneys’ fees (including those incurred in all bankruptcy and probate matters), reasonable investigation, and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from each and every instance of any of the following:

(i) Any material breach of any representation or warranty by such Seller or failure of such Seller to fulfill any agreement or covenant of such Seller under this Agreement, any Ancillary Agreement, or any other, agreement or document delivered by such Seller to Buyer, in connection with the transaction contemplated by this Agreement; and

(ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and reasonable legal and other expenses (including those incurred in all bankruptcy and probate matters) incident to any of the foregoing listed in clause (i) above.

7.2 Limitations on KGH and PAC Indemnity. Except as provided in Section 13.2(a), in no event shall the aggregate obligations of KGH and PAC under Section 7.1a exceed the Escrow Amount plus four million dollars ($4,000,000.00), and KGH’s and PAC’s obligations under this Agreement shall survive until the expiration of the Survival Period.

7.3 Limitation on Seller Indemnity. The separate obligations of each Seller under Section 7.1(b), first, with respect to its representations under Articles 3, 4 and 5, respectively, shall not be limited hereby, and second, with respect to any other obligations under Section 7.1(b) shall be limited to the Escrow Amount; provided, however, that with respect to the indemnity obligations of PAC and KGH, the limitations shall be the Escrow Amount plus four million dollars ($4,000,000). Each Seller’s obligations under this Agreement shall survive until the expiration of the Survival Period.

7.4 Notice. Except as provided in Sections 5.25 and 13.2(a), and notwithstanding anything to the contrary contained in this Agreement, KGH, PAC and Sellers shall not be required to indemnify, hold harmless and defend Buyer with respect to claims pursuant to Section 7.1(a) or 7.1(b) unless KGH, PAC or such Seller shall have received notice of such claim (describing the claim, the amount thereof, if known and quantifiable, and the basis thereof) within the Survival Period.

7.5 Indemnification Procedure.

(a) Any party making a claim for indemnification under this Agreement (an “Indemnitee”) shall notify the indemnifying party or parties, as the case may be (an “Indemnitor”) of the claim in writing promptly (but in no event later than thirty (30) days) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts which may reasonably be expected to give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a “Notice of Claim”); provided, however, that the failure so to notify Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor.

(b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim (a “Third Party Claim”), an Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such Third Party Claim at the Indemnitor’s expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; provided, however, that:

(i) The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne by the Indemnitee);

(ii) If the Indemnitor elects to assume the defense of any such Third Party Claim, the Indemnitor shall be entitled to compromise or settle such Third Party Claim in its sole discretion so long as either (i) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitee with respect to such claim or (ii) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed);

(iii) If the Indemnitor shall not have assumed the defense of such Third Party Claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such Third Party Claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of such Third Party Claim or any compromise or settlement thereof, to the extent Indemnitee is entitled to indemnification hereunder with respect thereto, provided that, in the case of any such compromise or settlement, (i) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitor with respect to such claim or (ii) the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned); and

(iv) The Indemnitor shall be entitled to assume the defense of such Third Party Claim only to the extent that if the Third Party Claimant of such Third Party Claim prevails, such victory would not result in (i) a Material Adverse Change in the value of the Company; (ii) any encumbrance in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) against Company, Buyer, the Property or any assets of Company; (iii) a materially adverse impact on the Company’s ability to operate its business or the Property; or (iv) constitute a default under any agreements between Buyer or an Affiliate of Buyer and Lender. If the Indemnitee assumes the defense of such Third Party Claim under this subsection (iv), Indemnitee may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of such Third Party Claim or any compromise or settlement thereof, to the extent Indemnitee is entitled to indemnification hereunder with respect thereto, provided that, in the case of any such compromise or settlement, (i) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitor with respect to such claim or (ii) the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned).

(c) The Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to the Indemnitor. Any failure by the Indemnitee to cooperate with the Indemnitor shall render null and void any obligation of the Indemnitor to indemnify the Indemnitee pursuant to this Section 7.5 to the extent that the Indemnitor has been materially prejudiced by such failure to cooperate.

(d) Upon payment of any amount pursuant to any indemnification claim, the Indemnitor shall be subrogated, to the extent of such payment, to all of the Indemnitee’s rights of recovery (and, if KGH, PAC or Sellers are the Indemnitors, the Indemnitee shall cause the KGH, PAC or Sellers, as the case may be, to be subrogated to all of Buyer’s rights of recovery) against third parties with respect to the matters to which such indemnification claim relates.

(e) The rights and remedies of Buyer and KGH, PAC and Sellers under this Section 7.5 are exclusive and in lieu of any and all other rights and remedies which Buyer or KGH, PAC and Sellers, as the case may be, may have against the other, under this Agreement or otherwise, (a) with respect to (i) the inaccuracy of any representation, warranty, certification or other statement made by KGH, PAC, Sellers or Buyer in or pursuant to this Agreement or (ii) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or (b) otherwise with respect to the transactions contemplated by this Agreement; provided, however, that this sentence shall not limit the rights of the parties to seek specific performance of any provision of this Agreement or any other rights and remedies expressly set forth in this Agreement. All claims for indemnification must be asserted, if at all, in good faith, in accordance with the provisions this Section 7.5 and within the Survival Period.

(f) If at any time subsequent to the receipt by an Indemnitee of an indemnity payment hereunder, such Indemnitee receives any recovery, settlement or other similar payment with respect to the claim, debt or liability for which it received such indemnity payment (the “Recovery”), such Indemnitee shall promptly pay the Indemnitor an amount equal to the amount of such Recovery up to the amount of the indemnity payment actually received by such Indemnitee, less any expense incurred by such Indemnitee in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(g) None of the indemnified parties shall be entitled to recover for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees and costs, suffered by such party, except that any punitive, special, exemplary and consequential damages recovered by a third party against a person entitled to indemnity pursuant to this Section shall be included in the damages recoverable under such indemnity. Except as provided in the immediately preceding sentence, each indemnified party waives any right to recover punitive, special, exemplary or consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement. This Section shall not limit Sellers’ right to retain the Deposit as liquidated damages.

(h) Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to Rive rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(i) The provisions of this Section 7.5 shall survive Closing or the termination of this Agreement.

7.6 Buyer Indemnity. Buyer shall indemnify and hold harmless Sellers for any and all actions, suits, proceedings, demands, assessments, judgments, costs, and reasonable legal and other expenses (including those incurred in all bankruptcy and probate matters) incident to Company’s activities after the Closing Date and not otherwise the responsibility of Sellers, PAC, or any of them under this Agreement.

Article 8

KGH’s and Sellers’ Covenants.

8.1 Affirmative Covenants of KGH. From the Effective Date until Closing, KGH shall cause Company to:

(a) Make all payments of principal and interest required pursuant to all mortgages on all or a portion of the Property to be made prior to Closing and perform all of the terms and provisions thereof on the part of the mortgagor to be performed.

(b) Keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by an extended coverage endorsement on a replacement cost basis.

(c) Perform the landlord’s obligations to the tenants of the Property and in the ordinary course of business enforce the obligations of the tenants under their Leases in accordance with the terms of those Leases.

(d) Maintain the Improvements as a first class apartment complex and make any necessary repairs or replacements to the Improvements required to keep the Improvements in good condition and repair, ordinary wear and tear excepted.

(e) Use its commercially reasonable efforts to negotiate leases for unleased units and garages for the rents and on the other terms described in the form of lease attached as Exhibit H and to advertise and market those units and garages in accordance with the Company’s ordinary course of business.

(f) Put all units and garages that are vacant prior to Closing into move-in condition by Closing. “Move-in condition” means, as applicable, that all appliances and carpeting have been installed, the appliances, fixtures, plumbing, equipment, doors, windows are in good working order, the carpeting is either new or has been cleaned to an acceptable level, and the unit or garage has been appropriately painted and cleaned.

(g) Pay all costs incurred or arising from the operation and maintenance of the Property prior to Closing and pay all costs required to be paid in connection with all Leases executed prior to Closing for the leasing, preparation of space, concessions, and allowances to tenants, and brokerage commissions and finders fees incurred in entering into those Leases.

(h) Conduct its business in the ordinary course consistent with past practice and use normal efforts to preserve intact the business organization and relationships of Company with third parties.

(i) Give Buyer, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books, and records of Company, furnish Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Company as such Persons reasonably may request, and instruct counsel and financial advisors of Company to cooperate with Buyer and its employees and agents in their investigations of Company and the Property.

(j) Promptly notify Buyer of:

(1) each notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated by this Agreement;

(2) each notice or other communication from any Governmental Authority in connection with the Property or the transaction contemplated by this Agreement;

(3) all actions, suits, claims, investigations, or proceedings commenced or, to the best of KGH’s knowledge, threatened against, relating to or involving, or otherwise affecting Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Article 5, or that relate to the consummation of the transaction contemplated by this Agreement;

(4) KGH’s breach of any obligation, representation, warranty, or covenant under this Agreement, or any fact that would cause any representation or other fact in this Agreement to be inaccurate; and

(5) all material inaccuracies in the Due Diligence Documents.

(k) Timely pay and discharge, or cause to be timely paid and discharged, when due, all Taxes (including all Federal, state, and local sales, use, property, employment, and payroll taxes), assessments, and other governmental charges imposed on Company, any or all Sellers, or all or a portion of the Property or Company’s Assets.

(l) Maintain in full force and effect its limited liability company existence, rights, franchises, and all Permits and Trademarks owned or possessed by Company and necessary to the conduct of Company’s business, and comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any Governmental Authority having jurisdiction.

(m) Pay all liabilities and fulfill all obligations of the Company which are due and payable prior to Closing, except for those liabilities and obligations arising subsequent to Closing. (Notwithstanding the foregoing, KGH shall cause the Company to pay those commissions set forth on Disclosure Schedule 6.18(e)).

(n) On or before the Closing Date, pay the following amounts:

(i) all amounts required to be paid by Sellers pursuant to Section 2.3 hereof;

(ii) any and all amounts necessary to remove any lien, including mortgage liens, on the Property.

8.2 Affirmative Covenants of Sellers. From the Effective Date until Closing, each Seller shall promptly notify Buyer of:

(a) each notice or other communication from any Person received by such Seller alleging that the consent of such Person is or may be required in connection with the transaction contemplated by this Agreement;

(b) each notice or other communication from any Governmental Authority received by such Seller of a violation or alleged violation of any law or regulation governing the use of the Property or relating to the transaction contemplated by this Agreement;

(c) all actions, suits, claims, investigation or proceedings, commenced or, to the best of the knowledge of such Seller, threatened against, relating to or involving, or otherwise affecting its business or membership interest in Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to this Agreement, or that relate to the consummation of transaction contemplated by this Agreement; and

(d) a breach of any obligation, representation, warranty or covenant by such Seller under this Agreement, or any fact that would cause any representation in this Agreement to be inaccurate.

8.3 Right of First Offer. For a period of two (2) years after Closing, if PAC, Sellers’ Agent, or any Affiliate of any of them wishes to develop or acquire multi-fancily housing property within ten (10) miles of the Property, it or they shall offer to Buyer or its designated Affiliate the right to (i) provide equity to the project upon the same right offered to any third party, and (ii) purchase the project on the same basis offered to any third party. All parties must use their best efforts to execute a memorandum of understanding in connection with any such new project within fifteen (15) days of such offer. If such memorandum of understanding is not executed within such time period, and if Buyer is not willing to execute such memorandum of understanding within such time period, the offering party shall be free to obtain financing or sell the project free of the restrictions of this subsection. The requirements of this subjection shall not apply to those projects listed on Disclosure Schedule 8.3 and shall survive Closing.

8.4 Negative Covenants. From the Effective Date to Closing, without the prior written consent of Buyer, Sellers shall not, and shall cause Company to not:

(a) Rent any apartment furnished or provide any services to any tenant except pursuant to a lease substantially in the form attached hereto as Exhibit H, or provide any rent concession of any kind except for rent concessions of no greater than one (1) month’s rent for leases for a term of no less than twelve (12) months duration.

(b) Except in the ordinary course of business, waive any default in any material obligation under any Lease, cancel any Lease, or accept the surrender of any Lease (except for default in the payment of rent or in performance of another material obligation).

(c) Incur any obligation (including any Contract) which will create a liability accruing after the Closing, except for obligations incurred to satisfy maintenance requirements on commercially reasonable terms and which do not create a liability in excess of one thousand dollars ($1,000.00) in any individual case, or in excess of $10,000 in the aggregate, or which have been approved by Buyer pursuant to Section 6.12.

(d) Enter into (i) any contract of sale of all or a portion of the Property or grant any option to purchase or first refusal rights (except as provided in this Agreement), (ii) any additional mortgage, or (iii) any other document affecting title to all or a portion of the Property.

(e) Make any direct or, indirect redemption, purchase, or other acquisition of any of its equity interests.

(f) Create any pension, profit sharing plan, bonus, deferred compensation, death benefit, or any other fringe benefit plan or program or pay any bonus, incentive compensation, extraordinary distributions, or other similar obligations.

(g) Amend its articles of organization or its operating agreement.

(h) Issue any membership interests or equity interests of any kind.

(i) Grant, confer, or award any option, warrant, or conversion right.

(j) Take or agree or commit to take any action that would make any representation or warranty of on behalf of Company pursuant to this Agreement inaccurate in any material respect at, or as of any time prior to, the Closing.

(k) Omit or agree or commit to omit to take any commercially reasonable action necessary, to the best knowledge of KGH, to prevent any such representation or warranty from being materially inaccurate in any respect at any such time.

Article 9

Buyer’s Representations and Warranties,

Buyer represents and warrants to Sellers the accuracy of the following statements:

9.1 Buyer Capacity and Authority Relative to Agreement. Buyer has full legal right and all requisite power and authority to execute, deliver, and perform this Agreement and every Ancillary Agreement to which it is a party. Buyer has provided its Federal Employer Identification Number to Seller’s Counsel. At Closing, Buyer shall be qualified to do business as a foreign corporation in the State of Florida. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action of Buyer and will not:

(a) violate any law, regulation, injunction, decree, or order of any court of competent, jurisdiction or Governmental Authority;

(b) conflict with the articles of incorporation of by-laws of Buyer or any other charter agreement of Buyer; or

(c) require any notice to, filing or registration with, or consent, license, approval, or authorization of, any Governmental Authority or other Person.

9.2 Execution and Delivery; Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer, and Buyer will have duly and validly executed each of the Ancillary Agreements to which it is a party before that Ancillary Agreement is delivered to the other parties to this Agreement at the Closing. This Agreement is, and (when executed and delivered to the other parties at the Closing) each Ancillary Agreement to which Buyer is a party will be, valid, effective, and enforceable by the other parties to this Agreement against Buyer in accordance with its terms.

9.3 Organization. Buyer is a corporation formed under the laws of the State of Delaware and has all requisite power and authority to own its property and to conduct its business, as now conducted.

Article 10

Conditions Precedent.

10.1 Buyer’s Closing Conditions. As conditions precedent to Buyer’s obligation to purchase the Membership Interests and to perform its other obligations at Closing:

(a) Each of the Company, KGH, PAC and Sellers shall have performed or observed all of the covenants in Article 8 and all obligations required to be performed by each them on or prior to the Closing.

(b) The representations and warranties in this Agreement, in the Ancillary Agreements or in any certificate or other writing delivered by KGH, PAC and each individual Seller pursuant to this Agreement shall be true and correct in all material respects on the date of the Closing with the same effect as though made on such date and Buyer shall have received a certificate or certificates from each of them to the foregoing effect.

(c) Buyer shall have received at Closing Title Company’s endorsement to the Title Commitment (including the title commitment for Lender) deleting all conditions to the issuance of the Title Policy (including the title policy for Lender) and all exceptions which are not Permitted Encumbrances.

(d) Buyer shall have obtained a commitment for the financing of at least eighty percent (80%) of the Purchase Price on terms including an interest rate at not more than 6% per annum, for a term of no less than ten (10) years and with an amortization schedule of thirty (30) years.

(e) Sellers shall tender or cause to be tendered to Buyer all of the items required by Article 12.

(f) Buyer shall have received an opinion of counsel to each of Sellers, in form and substance reasonably acceptable to Buyer and Buyer’s counsel and dated as of the Closing, opining that as to the respective Seller as of the Closing: (i) such Seller has the requisite power and authority to enter into this Agreement and the assignment of its Membership Interest; (ii) the execution and delivery of this Agreement and the assignment of its Membership Interest has been duly authorized by all necessary company actions; (iii) the execution and delivery of this Agreement and the assignment of its Membership Interest will not (A) violate any statute, law, rule, or regulation applicable to such Seller or any order, writ, judgment or decree of any court or any Governmental Authority applicable to such Seller, (B) violate or conflict with any provisions of the organizational documents of such Seller, or (C) based solely on the certification of Sellers, conflict with or result in the breach of or default under any material agreement, indenture, loan or credit agreement or any other agreement or instrument to which such Seller is a party; and (iv) based solely on the certification of Sellers, there is no action, lawsuit, proceeding, inquiry or investigation before or by any court or Governmental Authority pending or threatened in writing against such Seller which in the opinion of such counsel would materially and adversely affect such Sellers ability to consummate the transaction contemplated by this Agreement.

(g) Each Seller shall have waived any right of first refusal or such other encumbrance or similar right that such Seller shall have with respect to the acquisition of the Membership Interests.

(h) Buyer shall have received certificates of good standing for each Seller, the general partner of Victoria, any other entity signing on behalf of any Seller and for Company from the state in which such entity is organized all dated and certified within twenty (20) days of the date of the Closing.

(i) Buyer shall have received the Closing Balance Sheet from Sellers.

(j) At least 85% of the units on the Real Property shall have been leased and occupied by tenants who have entered into Qualified Leases and who are not in default under the terms of their respective Qualified Leases.

(k) All financing statements described in Section 2.3(g) shall be terminated, released or discharged.

(l) All liens and claims described in Section 2.3(h) shall have been terminated, released, or discharged.

(m) Sellers shall have paid for, either prior to or at the time of Closing, all items required in Section 2.3 of this Agreement to be paid for by Seller.

10.2 Commercially Reasonable Efforts. Sellers shall use commercially reasonable efforts to perform with reasonable dispatch the acts to be done by each of them to satisfy the conditions of Article 10.

10.3 Buyer’s Termination Option. Notwithstanding anything to the contrary in Section 10.1, if the condition set forth in Section 10.1(d) is not satisfied within forty-five (45) days after the Effective Date, Buyer or Sellers may exercise a Termination Option. If any of the other conditions set forth in Section 10.1 are not satisfied at or before Closing, then Buyer may exercise a Termination Option within ten (10) days after the date by which such condition was to be satisfied, unless otherwise provided in this Agreement.

Article 11

Closing.

11.1 Closing and Closing Date. The date on which Closing shall occur shall be that date which is seventy five (75) days after the Effective Date, or such other date as the parties shall agree on in writing (“Closing Date”). In no event shall the Closing Date be more than one hundred eighty (180) days after the Effective Date. Provided that all the conditions precedent to Buyer’s obligations to close under this Agreement have been satisfied (or waived by Buyer), the Closing shall occur at the office of Baker & Hostetler LLP at 200 South Orange Avenue, Suite 2300, Orlando, FL 32802, or such other location reasonably required by Lender, at 10:00 A.M. on the Closing Date. Sellers and Buyer (or their representatives) shall meet at that place in order to complete and execute documents. Sellers shall have senior management personnel for Company at the Real Property at least one day prior to the Closing Date to assist in the final physical and financial inspection. Title Agent shall complete the Closing by recording and delivering the applicable deposited documents and distributing the funds provided by Buyer and Escrow Agent pursuant to Buyer’s escrow instructions. Notwithstanding the foregoing, Buyer shall have the right to extend the Closing Date for fifteen (15) days, by: (i) providing written notice of such extension to all other parties pursuant to Section 17.3 of this Agreement; and (ii) delivering to Escrow Agent an additional deposit of one hundred thousand dollars ($100.000.00) (“Extension Deposit”), which shall be applied to the Purchase Price. The Extension Deposit shall be nonrefundable except as set forth in Section 1.2(b) hereof.

Article 12

Closing Obligations of Parties.

12.1 Sellers’ and PAC’s Closing Obligations. At or before 10:00 A.M. on the Closing Date, Sellers and PAC shall deliver, or cause to be delivered, to Buyer or Title Agent (as applicable) the following:

(a) Assignments of Membership Interest, substantially in the fours annexed as Exhibits C-E, by each applicable Seller conveying to Buyer all of Sellers’ interests as members of Company, free of all liens and encumbrances.

(b) A certificate from each Seller and PAC, certifying the organizational documents of each Seller and PAC and stating that the representations and warranties of such Seller made pursuant to thus Agreement are true and correct in all material respects at Closing with the same effect as though such representations and warranties had been made at and as of Closing.

(c) A rent roll in the form of the Contract Rent Roll, certified by KGH to be correct (“Closing Rent Roll”).

(d) The original or duplicate originals of all written service contracts which Buyer has approved.

(e) Evidence of the due authorization of the execution and performance of this Agreement, the Ancillary Agreements, and any and all other documents described in this Section 12.1.

(f) An affidavit as to the non-existence of parties in possession (except tenants under Leases) and construction liens, any instrument necessary to evidence the completion of the construction of the Improvements, and any “gap” indemnities required by the Title Company to issue the endorsement described in Section 10.1(c).

(g) A certificate, in the form provided for in the regulations promulgated by the Treasury Department pursuant to §1445 of the Internal Revenue Code of 1986, as amended (“Code”) stating, under penalty of perjury, Sellers’ United States taxpayer identification numbers and that no Seller is a foreign Person.

(h) An affidavit, or other statement acceptable to Title Company, providing the information necessary for the title agent to file the Form 1099 required by the provisions of Section 6045(e) of the Code.

(i) A Management and Leasing Contract in form and substance acceptable to Buyer executed by Property Asset Management, LLC (“Property Manager”) (“Management and Leasing Contract”), Property Manager shall execute any and all documents reasonably required by Lender, including an assignment of the Management and Leasing Contract.

(j) Any and all other documents required pursuant to this Agreement, or as may be reasonably and timely requested by Buyer, to be delivered by or on behalf of Company, PAC or any or all Sellers.

(k) Possession of the Property, subject only to the Leases listed on the Closing Rent Roll and the Permitted Encumbrances.

(l) Proof of payment of all amounts necessary to pay off all existing liens and debts secured by security interests covered by financing statements on all or any of the Property and Sellers’ interests in Company.

(m) Within two (2) days prior to Closing, a schedule of all tenant delinquencies at the Property.

(n) Incumbency Certificates of each Seller and PAC.

(o) Authorizing Resolutions of each Seller and PAC.

12.2 Buyer’s Closing Obligations. Before 10:00 A.M. on the Closing Date, Buyer shall:

(a) Pay to Escrow Agent the sums due under this Agreement.

(b) Provide to Sellers a certificate stating that the representations and warranties of Buyer made pursuant to this Agreement are true and correct in all material respects at Closing with the same effect as though such representations and warranties had been made at and as of Closing.

12.3 Further Assurances, Assistance and Cooperation. In addition to the obligations required to be performed by the parties at Closing, the parties agree to perform such other acts and to execute, acknowledge, and deliver subsequent to Closing such other instruments, documents and other materials, as each party reasonably may request in order to enforce this Agreement or to effectuate the consummation of the transaction contemplated in this Agreement. On the request of either party (“Requesting Party”), the other party (“Other Party”) shall assist the Requesting Party in the conduct or defense of any litigation involving or connected with Company or all or a portion of the Property (“Other Litigation”), except for matters for which the Requesting Party must indemnify the Other Party or which the Requesting Party is obligated to conduct or defend pursuant to provisions in this Agreement other than this Section 12.3. The Other Party will be reimbursed for reasonable out-of-pocket expenses incurred in connection with Other Litigation, subject to the prior written consent of the Requesting Party, which consent shall not unreasonably be withheld. This Section 12.3 shall survive Closing and the delivery of the deed, if any.

Article 13

Closing Adjustments and Payments.

13.1 Post-Closing Adjustments and Payments.

(a) Apportionment of Rents, Taxes, Charges and Other Income and Expenses. The following shall be apportioned between the parties on a basis of a 12-month year, a 30-day month, as of 11:59 P.M. of the date preceding the Closing, as the case may be:

(i) All rents and other periodic charges, including any pet rents or other recurring rents and fees (collectively, “Rent”), when, as, and if collected. The first monies collected on account of Rent after Closing shall be successively applied to the payment of (1) Rent due and payable in the month in which the Closing occurs, (2) Rent due and payable in the months succeeding the month in which the Closing occurs and (3) Rent due and payable in the months preceding the month in which the Closing occurs, if any. Each party promptly shall account to the other party for any Rent received after Closing to which the other party would be entitled under this Section 13.1(a)(i). Buyer shall have no obligation to collect delinquent Rent.

(ii) All real and personal property taxes and assessments and other taxes imposed on the owner of the Property, as owner, and not paid by others. If the Closing shall occur before the taxes are fixed for the current tax year, the apportionment of such taxes shall be tentatively made on the basis of the best available information on the current assessment and tax rate and shall be finally adjusted (and any necessary payments shall be made) within sixty (60) days after the tax bill shall be issued. The proration of undetermined taxes shall be based on a 365 day year and on the last available tax rate or valuation, etc., whether or not officially certified, and maximum allowable discount.

(iii) Utility charges payable by the owner of the Property, including water and sewer charges.

(iv) Periodic income and operating expenses, including income and charges under the Contracts accepted by Buyer under this Agreement.

(b) Post-Closing Adjustment. The parties shall cooperate after Closing to prorate any post-Closing income or charges to the Company, asset forth in Section 13.1(a). Except with respect to general real estate and personal property taxes, any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date, but not later than one hundred eighty (180) days thereafter; otherwise all prorations shall be final, Utility bonds and other deposits posted for the Company’s benefit by any Seller, PAC or an Affiliate of any of them shall be released at Closing, unless Buyer was debited for such bond or deposit at Closing. Buyer acknowledges it shall post replacement security, as may be legally required. Disclosure Schedule 13.1(b) lists the amounts of all relevant bonds and deposits, with whom such bonds and deposits have been posted, the form of collateral and all other details relevant to each such bond and deposit.

(c) Buyer and Sellers acknowledge and agree that effective as of the Closing Date, Sellers may remove all or a portion of the funds from any and all financial institution accounts owned by the Company and Buyer shall not receive a credit or other adjustment as a result of such removal. Notwithstanding the foregoing, Sellers shall not remove any funds equal to tenant security deposits, prepaid rents or amounts equal to credits granted to tenants, unless Buyer receives a credit against the Purchase Price at Closing for such amounts, Buyer acknowledges and agrees that Sellers shall retain all rights to Account No. 2000014593640 (the “Bank Account”) held at Wachovia Bank National Association in Jacksonville, Florida in the name of Company post closing and Sellers shall use such account to make post closing adjustments and disbursements. Buyer shall open new accounts in the name of Company after Closing. Sellers, PAC and KGH shall indemnify Buyer for any charges or claims against it as a result of Sellers’ use of the Bank Account after Closing.

This Section 13.1 shall survive Closing and the delivery of the deed, if any.

13.2 Holdbacks.

(a) Real Estate Taxes. Notwithstanding any other provision of this Agreement, Sellers shall place three hundred thousand and no/100 dollars ($300,000.00) of the Purchase Price into escrow for the payment of any liabilities of Sellers under this Section 13.2(a). If the aggregate real estate tax liability relating to the Property exceeds nine hundred and no/100 dollars ($900.00) per unit (“Base Tax Amount”) for the calendar year during which the Closing occurs, Sellers shall be liable to Buyer for the amount by which the actual real estate taxes exceeds the Base Tax Amount. Similarly, for calendar years 2003, 2004 and 2005, Sellers shall be liable to Buyer for the excess of the actual real estate taxes paid relating to the Property exceeds the Base Tax Amount with the following annual adjustments: the Base Tax Amount for each year following the calendar year which includes the Closing shall be increased by four percent (4%) over the Base Tax Amount for the preceding year. The balance, if any, shall be disbursed to Sellers on December 31, 2005, Sellers shall pay Buyer any amounts owed under this subsection within five (5) days of when such amount is due.

(b) Indemnification Escrow. Notwithstanding any other provision of this Agreement, Sellers shall place one million five hundred thousand and no/100 dollars ($1,500,000.00) of the Purchase Price into escrow for the payment of any liabilities of Sellers and PAC under Article 7.

(c) Escrow Amount. At Closing, Sellers, out of Closing funds, shall pay the Tax Escrow and the Indemnification Escrow into escrow with the Escrow Agent. The amounts paid into Escrow shall be held and released pursuant to the terms of an Escrow Agreement, attached hereto as part of Exhibit I.

(d) Survival. This Section 13.2 shall survive Closing.

13.3 Income and Expense Items. In addition to the foregoing specific apportionments, and except as otherwise specifically designated in this Agreement, Sellers shall receive all other income relating to periods prior to the Closing and shall pay all operating expenses accrued or incurred prior to Closing and Buyer shall receive all other income accruing on and after Closing and shall pay all other expenses incurred or accrued on and after Closing. If tenants are entitled to post-Closing credits or rent concessions in any form from Company, Sellers shall pay to Buyer an amount equal to the total of such amount. Buyer shall receive a credit for the unamortized portion of all such rent concessions or any other special discounts that survive Closing. All items of income or expense which should be apportioned and which are not or cannot be apportioned at Closing shall be duly apportioned as soon as determined and in accordance with Section 13.1(b). This Section 13.3 shall survive Closing.

13.4 Buyer Credits. Buyer shall receive a credit at Closing in an amount equal to the sum of:

(a) prepaid rents and security deposits,

(b) the interest on the Deposit, and

(c) any credit due to Buyer pursuant to Section 1.3.1 of this Agreement and calculable as of the Closing Date.

13.5 Costs. No deed shall be recorded in connection with this transaction Buyer shall pay all documentary stamps, intangible taxes, and recording fees with respect to any of its financing arrangements. Each party shall bear its own attorneys fees and costs in connection with this Agreement, except as otherwise provided in this Agreement. All other charges payable pursuant to this Agreement shall be paid as set forth in the particular provision describing such charges.

Article 14

Casualty and Condemnation.

14.1 Risk of Loss. Risk of loss up to and including the Closing Date shall be borne by Sellers. In the event of any material damage to or destruction of all or a portion of the Property, Buyer may, at its option, by notice to Sellers given within ten (10) business days after Sellers notify Buyer of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) business day period to make such election): (i) terminate this Agreement and Sellers shall cause Escrow Agent immediately to return the Deposit to Buyer, or (ii) proceed under this Agreement, receive any and all insurance proceeds (including any and all rent loss insurance applicable to any period on and after the Closing Date) due Sellers or Company as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured, or coinsured amount under such insurance policies. If no notice is given by Buyer after receipt of proper notice from Sellers, Buyer shall be deemed to have elected to terminate this Agreement. If Buyer elects (ii) above, Buyer may extend the Closing Date for up to an additional thirty (30) business day period in which to obtain insurance settlement agreements with the Company’s insurers, and Sellers will cooperate with Buyer in obtaining the insurance proceeds and such agreements from the Company’s insurers, If all or a portion of the Property is not materially damaged, then Buyer shall not have the right to terminate this Agreement, and at Closing Buyer shall receive any and all insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due the Company as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured, or coinsured amount under said insurance policies. “Material damage” and “materially damaged” means damage (x) reasonably estimated to exceed two hundred fifty thousand dollars ($250,000.00), unless otherwise required by Lender, or (y) which, in Buyer’s reasonable estimation, will take longer than ninety (90) days to repair.

14.2 Condemnation. If prior to Closing, condemnation or eminent domain proceedings are commenced against all or any portion of the Property, or if Sellers receive a notice that such proceedings are contemplated, Sellers shall give Buyer written notice thereof, at which point Buyer shall have the option to (i) terminate this Agreement by giving a Termination Notice, in which event Sellers shall cause Escrow Agent immediately to return the Deposit to Buyer, or (ii) proceed to Closing in accordance with this Agreement, in which event the net award to which Sellers shall be entitled shall be paid or assigned by Sellers to Buyer at Closing. If Buyer does not exercise its Termination Option within thirty (30) days after receiving notice of the condemnation proceedings, Buyer will be deemed to have elected to proceed to Closing as provided in clause (ii) above.

14.3 Binding Effect. This Article 14 is an express provision with respect to destruction and eminent domain and is intended to supersede any applicable statute regarding risk of loss.

Article 15

Brokerage.

15.1 Broker. Neither party has had any contact or dealings regarding all or a portion of the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other Person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated in this Agreement. Buyer shall indemnify, save harmless, and defend Sellers from any liability, cost, or expense (including reasonable attorneys’ fees, and including those incurred in all bankruptcy and probate proceedings) arising out of or connected with any claim for any commission or compensation made by any Person claiming to have been retained or contacted by Buyer in connection with this transaction. Sellers shall indemnify, save harmless, and defend Buyer from any liability, cost, or expense (including reasonable attorneys’ fees, and including those incurred in all bankruptcy and probate proceedings) arising out of or connected with any claim, for any commission or compensation made by any Person claiming to have been retained or contacted by Sellers in connection with this transaction. This Article shall survive the Closing, the delivery of the deed (if any), and any termination of this Agreement.

Article 16

Defaults.

16.1 Sellers’ Default. If the sale of the Membership Interests under this Agreement shall fail to close due to Sellers’ default or breach, Buyer’s sole and exclusive remedies (except for Sellers’ indemnity obligations under this Agreement which expressly survive such termination) shall be either to (i) terminate this Agreement by exercise of a Termination Option, at which point the Deposit shall be returned to Buyer (at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth in this Agreement), or (ii) seek specific performance of this Agreement. Buyer shall not exercise a Termination Option due to Sellers’ default or breach unless Buyer gives Sellers notice of such default or breach and such default or breach is not cured within ten (10) days of the provision of such notice.

16.2 Buyer’s Default. If the sale of the Membership Interests under this Agreement shall fail to close due to Buyer’s default or breach, Sellers’ sole and exclusive remedy, shall be to terminate this Agreement by exercise of a Termination Option and to receive the Deposit, which shall be forfeited to Seller as liquidated damages in accordance with Section 16.3 below (at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except as expressly set forth in this Agreement.).

16.3 EXCLUSIVE REMEDY FOR BUYER’S DEFAULT IN FAILING TO CLOSE. BUYER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF SELLERS’ DANLAGES IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLERS WOULD SUFFER IF THE TRANSACTION PROVIDED FOR. IN THIS AGREEMENT FAILS TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE TINDER. THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLERS AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLERS AGREE THAT SELLERS’ RIGHTS UNDER. THE PRECEDING SENTENCE SHALL BE THE SOLE REMEDIES OF SELLERS IF THIS TRANSACTION FAILS TO CLOSE BECAUSE OF A BREACH OF THIS AGREEMENT BY BUYER. TO CONFIRM THE FOREGOING. BUYER AND SELLERS HEREBY INITIAL THIS AGREEMENT AS FOLLOWS:

Buyer	Seller (KGH)

Seller (Osprey)

Seller (Victoria)

Article 17

Miscellaneous.

17.1 Survival. The representations, warranties, undertakings, covenants and indemnifications of Sellers in this Agreement, any Ancillary Agreement, or in any other document or certificate delivered by Sellers in connection herewith shall survive the Closing for the Survival Period, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time.

17.2 Business Days and Time Periods. If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday, or a day on which the banks are closed in the state in which the Real Property is located, the time for such action shall be extended to the next business day after such Saturday, Sunday, or day in which the banks are closed.

17.3 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests, or other communications that any party to this Agreement may desire or be required to give under this Agreement shall be in writing and shall be given by hand delivery or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

If to Sellers:	KGH Corporation c/o P.A.C. Land Development Corporation 730 Bonnie Brae Street Winter Park, FL 32789 Attention: Thomas L. Cavanaugh

and to:	Victoria Place Apartments, Ltd. c/o P.A.C. Land Development Corporation 730 Bonnie Brae Street Winter Park, FL 32789 Attention: Thomas L. Cavanaugh

and to:	Osprey Capital, Inc. c/o Douglas McNeill 1400 Marsh Landing Parkway Suite 109 Jacksonville Beach, FL 32250

and to:	P.A.C. Land Development Corporation 730 Bonnie Brae Street Winter Park, FL 32789 Attention: Thomas L. Cavanaugh

With a copy to:	Holland & Knight, LLP 200 South Orange Ave., Suite 2600 Orlando, Florida 32801 Attention: Lee S. Smith, Esq.

and to:	Adele Wailand, Esq. Case, Pomeroy & Company, Inc. 529 Fifth Avenue, Suite 1600 New York, NY 10017

If to Sellers’ Agent:	Thomas L. Cavanaugh 730 Bonnie Brae Street Winter Park, FL 32789

If to Buyer:	Bresler & Reiner, Inc. 11140 Rockville Pike, Suite 620 Rockville, MD 20852 Attention: Sidney M. Bresler, CEO

With a copy to:	Shaiman, Drucker, Beckman & Sobel, LLP 1845 Walnut Street, 14th Floor Philadelphia, P A 19103 Attn: S. Laurence Shaiman, Esq.

and a copy to:	Baker & Hostetler LLP 200 South Orange Avenue, Suite 2300 Orlando, Florida 32801 Attention: Karen Stedronsky, Esq.

If to Escrow Agent:	Holland & Knight, LLP 200 South Orange Ave., Suite 2600 Orlando, Florida 32801

Each Person shall have the right to designate another address or change in address by written notice to the others in the manner prescribed in this Agreement. All notices given and received pursuant to this Section shall be deemed to have been given (i) if delivered by hand, on the date of delivery or on the date delivery was refused by the addressee, or (ii) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee). Counsel named above for a party may give notices for that party with the same force and effect as if given by the party.

17.4 Escrow Provisions. The escrow of the Deposit and the Escrow Amount shall be subject to the provisions set forth in the two Escrow Agreements attached hereto as composite Exhibit I.

17.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

17.6 Governing Law. This Agreement is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the state of Florida and shall be in all respects governed, construed, applied, and enforced in accordance with the laws of Florida. Jurisdiction and venue shall be proper only in Orange County, Florida.

17.7 Successors and Assigns. Subject to following provisions, this Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns. Without the prior written consent of Buyer, no Seller shall, directly or indirectly, assign this Agreement or any of its rights under this Agreement. Any attempted assignment in violation of this Agreement shall, at the election of Buyer, be of no force or effect and shall constitute a default by Sellers. Buyer may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a corporation, limited partnership, limited liability company, or other entity controlled by Buyer; (b) such assignee must assume all of Buyer’s obligations under this Agreement, but Bresler & Reiner, Inc. shall not be released from any obligations under this Agreement; and (c) at least five (5) days prior to the proposed assignment, Buyer shall provide Sellers with notice thereof and evidence that the foregoing conditions are satisfied.

17.8 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Sellers or Buyer of the breach of any covenant or condition of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

17.9 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts collectively shall constitute a single agreement.

17.10 Attorneys’ Fees, Costs. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement (including specific performance) of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees, costs and expenses (including those incurred in all bankruptcy and probate matters). The prevailing party shall be determined by the court based on an assessment of which party’s major arguments or position prevailed.

17.11 Headings; Word Meaning. The headings in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The term “include” and similar terms (e.g., includes, including, included, comprises, comprising, such as e.g., and for example), when used as part of a phrase including one or more specific items, are used by way of example and not of limitation.

17.12 Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines under this Agreement. Without limiting the foregoing, Buyer and Sellers hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period provided under this Agreement.

17.13 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Sellers have contributed substantially and materially to the preparation of this Agreement.

17.14 Severability. The parties intend and believe that each provision in this Agreement comports with all applicable local, state, and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of competent, jurisdiction to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or, public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void, or unenforceable as written, then it is the intent of all parties that, consistent with and with a view toward preserving the economic and legal arrangements among the parties as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not in this Agreement, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

17.15 No Implied Agreement. Neither Sellers nor Buyer shall have any obligations in connection with the transaction contemplated by this Agreement unless both Sellers and Buyer, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing, or submission of drafts or final versions of this Agreement between Sellers and Buyer shall be deemed to create any binding obligations in connection with the transaction contemplated by this Agreement, and no contract or obligation on the part of Sellers or Buyer shall arise unless and until this Agreement is fully executed by both Sellers and Buyer. Once executed and delivered by Sellers and Buyer, this Agreement shall be binding on them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

17.16 Radon Gas Disclosure. Chapter 88-285, Florida Statutes, requires the following notice to be provided with respect to the Agreement for sale and purchase of any building, or a rental agreement for any building: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

17.17 Exchange. Sellers agree to cooperate with Buyer if Buyer elects to cause the sale or purchase of Company or the Property to be part of a tax free exchange under Section 1031 of the Code. Sellers further agree to execute at or prior to Closing such documents as may be reasonable, necessary, or appropriate to cause this Agreement to be assigned to a qualified intermediary, to be identified as a replacement property, or as shall otherwise be proposed by the attorneys for Buyer or by a qualified exchange intermediary, provided that Sellers do not thereby incur additional expense (other than such party’s attorneys’ fees) or liability.

17.18 Facsimile. For all purposes under this Agreement, including the negotiation and finalizing of this Agreement and Closing, each document transmitted by facsimile machine shall be treated, in all manner and respect, as an original document and the signature of any party on each document transmitted by facsimile machine shall be considered, for all purposes, as an original signature (except for any documents or instruments which must be recorded). Each such document sued and transmitted by facsimile shall be considered to have the same binding legal effect as an original signed document. At the request of either party, any document sent by facsimile machine shall be re-executed and an original signature sent to the requesting party. Each party agrees not to raise an objection to any document that was transmitted by facsimile machine or as a defense that any document is not binding on the party who signed the document and transmitted it by facsimile machine. The parties further agree that any document signed and transmitted by e-mail shall not be binding on either party until an original signed copy of such document or a facsimile copy of such document shall have been exchanged by the parties.

17.19 Restatement of Operating Agreement and Articles of Organization. Immediately following the Closing, Buyer, at Buyer’s expense, shall amend and restate the Operating Agreement of the Company and file amended Articles of Organization evidencing removal of Manager as manager of the Company. Buyer shall provide Sellers’ Agent with a copy of such filing.

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In witness whereof, Sellers and Buyer have duly executed this Agreement as of the date and year first above written.

Witnesses:	Victoria Place Apartments, Ltd., a Florida limited partnership

(as to witness)	By:	KGH Corporation, a Florida corporation as its general partner

		By:	/s/ Thomas L. Cavanaugh
/s/ Karen Stedronsky			Name: Thomas L. Cavanaugh Title: President
(as to witness)
	Date:	5/6/03

(as to witness)	KGH Corporation, a Florida corporation as its general partner

		By:	/s/ Thomas L. Cavanaugh
/s/ Karen Stedronsky			Name: Thomas L. Cavanaugh Title: President
(as to witness)
	Date:	5/6/03

(as to witness)	P.A.C. Land Development Corporation

	By:	/s/ Thomas L. Cavanaugh
/s/ Karen Stedronsky		Name: Thomas L. Cavanaugh Title: President
(as to witness)
	Date:	6 May 2003

(as to witness)	Bresler & Reiner, Inc., a Delaware corporation

		By:	/s/ Sidney M. Bressler, CEO
/s/ Karen Stedronsky			Name: Sidney M. Bresler Title: CEO
(as to witness)
	Date:	May 6, 2003

[signatures continued on following page]

[continuation of signature page]

Witnesses:	Osprey Capital, Inc., a Delaware corporation
(2 as to each)

	By:	/s/ Douglas W. McNeill
Name: Douglas W. McNeill
(as to witness)		Title: President

/s/ Norma J. Johnson	Date:	May 6, 2003
(as to witness)